Exhibit 10.26

LEASE

Thanksgiving Park—Building Five

between

THANKSGIVING PARK FIVE, LLC,

a Utah limited liability company,

as Landlord,

and

VIVINT SOLAR, INC.,

a Delaware corporation,

as Tenant

Dated May 5, 2014

-i-

EXHIBIT A	PREPARATION OF PREMISES FOR OCCUPANCY	Exhibit A-1

EXHIBIT B	RULES	Exhibit B-1

EXHIBIT C	SUBLEASE CONSENT AGREEMENT	Exhibit C-1

EXHIBIT D	CROWN SIGNAGE LOCATION	Exhibit D-1

-ii-

LEASE

Thanksgiving Park—Building Five

THIS LEASE (this “Lease”) is entered into as of the 5th day of May, 2014, between THANKSGIVING PARK FIVE, LLC, a Utah limited liability company (“Landlord”), and VIVINT SOLAR, INC., a Delaware corporation (“Tenant”). (Landlord and Tenant are referred to in this Lease collectively as the “Parties” and individually as a “Party.”)

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Definitions. As used in this Lease, each of the following terms shall have the meaning indicated:

“ADA” means the Americans with Disabilities Act of 1990, as amended and with its associated regulations.

“affiliate” means an entity that directly or indirectly controls (including a direct or indirect parent), is controlled by (including a direct or indirect subsidiary), or is under common control with, the entity concerned, where “control” is the holding of fifty percent (50%) or more of the outstanding voting interests, or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

“Alteration” means any alteration, change, addition, improvement or repair to the Premises, including, without limitation, the attachment of any fixture (including any so-called “trade fixture”), equipment or signage, or the addition of any pipe, line, wire, cable, conduit or related facility for water, electricity, natural gas, telecommunication (including Tenant’s voice and data lines, wiring, cabling and facilities), sewer or other utility, but excluding (i) the moving of Tenant’s furniture (including cubicles), phones, computers and other personal property, provided that each of the foregoing is readily movable and unattached to the Premises, and (ii) the hanging of typical pictures, diplomas and similar items.

“applicable municipality” means the City of Lehi, Utah.

“Base Year” means calendar year 2015.

“Base Year Operating Expenses” means Operating Expenses that are actually incurred in the Base Year, as adjusted in accordance with this Lease.

“Basic Monthly Rent” means the following amounts per calendar month for the periods indicated based on 37,229 rentable square feet, which amounts are subject to adjustment as set forth in the definition of “Premises”; provided, however, that if the Commencement Date occurs on a date other than the Projected Commencement Date, then the periods set forth below shall begin on such other date that is the Commencement Date (as memorialized in a certificate entered into between the Parties) and shall shift accordingly in a manner consistent with the definition of “Expiration Date” (with the Expiration Date being on the last day of the relevant month), but in all events, Tenant shall have a seven (7)-month period of Basic Monthly Rent at an annual cost of $6.75 per rentable square foot:

Periods	Basic Monthly Rent	Annual Cost Per Rentable Square Foot

September 1, 2014 through March 31, 2015, inclusive	$20,941.31 per month	$6.75

April 1, 2015 through August 31, 2015, inclusive	$82,214.04 per month	$26.50

September 1, 2015 through August 31, 2016, inclusive	$84,695.98 per month	$27.30

September 1, 2016 through August 31, 2017, inclusive	$87,208.93 per month	$28.11

September 1, 2017 through August 31, 2018, inclusive	$89,845.99 per month	$28.96

September 1, 2018 through August 31, 2019, inclusive	$92,545.09 per month	$29.83

September 1, 2019 through March 31, 2020, inclusive	$95,306.24 per month	$30.72

“best efforts” means best, commercially reasonable efforts, exercised in good faith and with due diligence.

“Building” means the building with the street address of 3101 North Thanksgiving Way, in Lehi, Utah, which contains approximately 124,231 usable square feet and approximately 145,091 rentable square feet (excluding the Balconies), subject to final measurement and verification as set forth in the definition of “Premises”.

“Building Hours” means Monday through Friday from 7:00 a.m. to 6:00 p.m., and Saturday from 9:00 a.m. to 1:00 p.m.

“business day” means any day other than a Saturday, Sunday or legal holiday on which banks in Utah are authorized by Laws to close.

“Commencement Date” means the earlier of the following, with either of such dates to be certified by Landlord’s architect to Tenant:

(i) the date on which Substantial Completion occurs; or

(ii) the date on which Substantial Completion would have occurred, but for Tenant Delay.

“Common Areas” means all areas and facilities on the Property that are provided for the general, nonexclusive use and convenience of more than one tenant of the Building, including, without limitation, driveways, parking areas, walkways, delivery areas, trash removal areas, landscaped areas, entryways, lobbies, hallways, stairways, elevators and restrooms, subject to Paragraph 9.4.

“Comparable Buildings” means other comparable Class “A” suburban office buildings in the southern Salt Lake County and northern Utah County areas.

“Condemnation Proceeding” means any action or proceeding in which any interest in the Property is taken for any public or quasi-public purpose by any lawful authority through the exercise of the power of eminent domain or by purchase or other means in lieu of such exercise.

“Default Rate” means twelve percent (12%) per annum.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act and the Resource Conservation and Recovery Act, each as amended and with its associated regulations, and all other Laws relating to Hazardous Materials existing on or after the date of this Lease.

“Estimated Operating Expenses” means the projected amount of Operating Expenses for any given Operating Year as reasonably estimated by Landlord in a manner consistent with Comparable Buildings.

“Expiration Date” means the date that is the last day of the month, five (5) years and seven (7) months after the later of the following:

(i) the Commencement Date, if the Commencement Date occurs on the first day of a calendar month; or

(ii) the first day of the first full calendar month following the Commencement Date, if the Commencement Date does not occur on the first day of a calendar month,

as such date may be extended or sooner terminated in accordance with this Lease.

“force majeure” has the meaning set forth in Paragraph 22.2.

“Hazardous Materials” means substances defined as “hazardous materials,” “hazardous wastes”, “hazardous substances” or “toxic substances” or similarly defined in any Environmental Laws, as well as so-called industrial and biomedical wastes.

“HVAC” means heating, ventilating and air conditioning.

“Improvements” means the Building and the related improvements owned by Landlord.

“Interest Rate” means the Prime Rate plus two percent (2%) per annum.

“Landlord Default” has the meaning set forth in Paragraph 16.4.

“Landlord’s Work” means Landlord’s obligation to construct and complete the Initial Improvements, as set forth on the attached Exhibit A.

“Laws” means any or all applicable federal, state and local laws, statutes, codes, ordinances, rules, regulations requirements, judgments, decrees, writs, orders, licenses, guidelines and policies, including, without limitation, the ADA and Environmental Laws, together with future enactments and amendments, insurance regulations and requirements, utility company requirements, administrative promulgations and governmental orders, and any requirements or conditions on or with respect to the issuance, maintenance or renewal of any permits, consents, decisions, qualifications, licenses, certifications or exemptions from, and all filings with, and any notice to, any government or quasi-governmental authority.

“Lease end” means the expiration of the Term or the sooner termination of this Lease.

“Non-Consent Transfer” means any assignment or sublease permitted without Landlord’s consent, as described in Paragraph 10.2.

“Operating Expenses” means all reasonable, customary and actual costs, expenses, fees and other charges incurred or payable by Landlord in connection with this Lease (including, without limitation, those incurred or payable under Paragraphs 8.1, 9.1 and 12.2) and the ownership, operation, management, maintenance and repair of the Property (which operation, management, maintenance and repair shall be performed by Landlord in a manner consistent with Comparable Buildings), determined in accordance with generally accepted accounting principles consistently applied to the extent applicable to cash-basis accounting, including, without limitation, the reasonable, customary and actual costs, expenses, fees and other charges of the following, subject to the OpEx Adjustments and excluding the OpEx Exclusions:

(i) real property taxes and assessments and, if applicable (e.g., lobby furniture, movable generators and other personal property directly and reasonably related to the operation of the Property), personal property taxes and assessments (and any tax levied in whole or in part in lieu of or in addition to such taxes and assessments);

(ii) rent and gross receipts taxes, except to the extent imposed in lieu of income taxes;

(iii) assessments for the Project levied under a common maintenance regime; provided, that such assessments shall not exceed assessments generally charged under common maintenance regimes for projects comparable to the Project, and the cost of common area maintenance allocated to the Building shall be determined by reference to the floor area of the Building compared to the floor area of all buildings included within such common maintenance regime;

(iv) removal of snow, ice, trash and other refuse;

(v) landscaping, cleaning, sweeping, janitorial, parking and security services;

(vi) resurfacing, re-striping and resealing of parking areas, and replacing damaged or worn-out Improvements (including lighting) located in the Common Areas;

(vii) fire protection, including alarm and sprinkler systems;

(viii) utilities (including, without limitation, the utilities used in the Premises, but excluding the cost of separately metered utilities provided to the Premises and paid directly by Tenant or provided to other premises and paid directly by other tenants);

(ix) supplies and materials used in connection with the operation, management, maintenance and repair of the Property;

(x) premiums for insurance carried by Landlord pursuant to Paragraph 12.2 (except for any increase in insurance premiums caused by the acts or omissions of other tenants of the Building);

(xi) licenses, permits and inspections directly and reasonably related to the operation of the Property;

(xii) administrative services, including, without limitation, clerical and accounting services, directly and reasonably related to the operation, management, maintenance and repair of the Property;

(xiii) labor and personnel directly and reasonably related to the operation, management, maintenance and repair of the Property (but excluding costs, expenses, fees and other charges for employees of Landlord above the senior building manager level);

(xiv) reasonable reserves for Operating Expenses;

(xv) rental or a reasonable allowance for depreciation of personal property used for normal maintenance, repair and janitorial services in connection with the Property;

(xvi) improvements to and maintenance and repair of the Building and all equipment used in the Building, so long as such equipment is maintained as required by the manufacturer’s specifications;

(xvii) management services attributable to the Property; provided, that:

(a) the cost of such management services shall not exceed management fees generally charged by property management companies for Comparable Buildings; and

(b) the cost of such management services comprising a part of Base Year Operating Expenses shall not be at a discounted cost;

(xviii) that part of office rent or the rental value of space in the Building or another building used by Landlord to operate, manage, maintain and repair the Property; provided, however, that the office rent or the rental value of such space and the amount of such space shall be reasonable under the circumstances; and

(xix) compliance with Laws.

“Operating Year” means each calendar year, all or a portion of which falls within the Term.

“OpEx Adjustments” means the following adjustments to Operating Expenses:

(i) All Operating Expenses shall be computed on an annual basis, and shall be reduced by all cash, trade or quantity discounts, reductions, reimbursements, refunds or credits received by Landlord (net of reasonable expenses incurred in obtaining the same, if any) in the purchase of any goods, utilities, insurance or services in connection with the operation, management, maintenance and repair of the Property.

(ii) All Operating Expenses (including, without limitation, replacement of existing equipment, parking areas and other improvements) required to be capitalized for federal income tax purposes in excess of $5,000, together with interest thereon at the Interest Rate, shall be amortized by Landlord over a period equal to the useful life of the improvement concerned in accordance with federal income tax law, such amortized cost and related interest shall only be included in Operating Expenses for that portion of the useful life of such improvement that falls within the Term, and only the amortized portion of such cost and related interest applicable to a given Operating Year shall be included in the Operating Expenses for such Operating Year.

(iii) When Landlord, acting reasonably, deems it reasonable to do so, Landlord shall contest any real property taxes or assessments applicable to the Property, and any reduction in, or refund of, such taxes or assessments, less any reasonable expenses incurred by Landlord in achieving such reduction, shall inure to the benefit of Tenant and the other tenants of the Building.

(iv) If any Operating Expenses relate to the Building as well as other buildings, Landlord shall equitably and in good faith allocate the same among the buildings concerned based on the floor area of the Building as compared with the floor area of the other buildings involved in the Operating Expense concerned.

(v) If the Building is in operation for less than all of the Base Year, Base Year Operating Expenses shall reasonably be adjusted by Landlord to the amount that Operating Expenses would have been if the Building had been in operation for all of the Base Year.

(vi) If all or any portion of the Property is subject to any tax abatement program or otherwise not fully assessed for the purpose of real property taxes for the Base Year, Base Year Operating Expenses shall be grossed up to reflect what the real property taxes would have been for the Base Year if the Property had been fully assessed. After the retirement of any special assessments included in Base Year Operating Expenses, Base Year Operating Expenses shall be reduced to eliminate such special assessments to the extent that such special assessments are included in Base Year Operating Expenses but not included in Operating Expenses in the Operating Year concerned. Operating Expenses in any Operating Year following the Base Year shall not include any increases in real property taxes resulting solely from a new addition to the Building or other portions of the Property, such as the new addition of a Building floor or a structured parking terrace.

(vii) Operating Expenses (including, without limitation, Base Year Operating Expenses) that vary with occupancy (including, without limitation, real property taxes) and are attributable to any part of the Term in which less than ninety-five percent (95%) of the rentable area of the Building is occupied by tenants shall be adjusted by Landlord to the amount that Operating Expenses that were actually incurred or payable would have been if ninety-five percent (95%) of the rentable area of the Building had been occupied by tenants for the period concerned.

(viii) If Landlord furnishes a service to tenants in the Building, the cost of which constitutes an Operating Expense, and a tenant other than Tenant has undertaken to perform such service itself, Operating Expenses shall be increased by the amount that Landlord would have incurred if Landlord had furnished such service to such tenant. For example, if Landlord does not furnish premises janitorial services to a tenant other than Tenant who has undertaken to perform such janitorial services itself, Operating Expenses shall be increased by the amount that Landlord would have incurred if Landlord had furnished such janitorial services to such tenant, so that when Tenant’s Share of Operating Expenses is calculated, Tenant will continue to pay its fair share of the cost of its janitorial services.

(ix) Base Year Operating Expenses shall not include any atypical, non-repetitive costs, expenses, fees or other charges incurred or payable by Landlord in the Base Year that would artificially inflate Base Year Operating Expenses, such as (without limiting the generality of the foregoing) costs comprising Landlord’s reasonable insurance deductible related to a casualty occurring in the Base Year or a one-time governmental or quasi-governmental assessment made in the Base Year.

“OpEx Commencement Date” means January 1st of the Operating Year following the Base Year.

“OpEx Exclusions” means the following, which shall be excluded from Operating Expenses:

(i) costs incurred in connection with the initial development and improvement of the Property, including, without limitation, impact fees;

(ii) any expenditure required to be capitalized for federal income tax purposes that is in the nature of a new addition to the Building or other portions of the Property, such as the new addition of a Building floor or a structured parking terrace, as distinguished from such an expenditure (the amortized cost of which shall be included in Operating Expenses) that is in the nature of a replacement of an existing improvement, such as a replacement HVAC unit or the replacement of parking area surfaces;

(iii) non-cash items, such as but not limited to depreciation and amortization (except as expressly set forth in subparagraph (xv) in the definition of “Operating Expenses” with respect to certain personal property);

(iv) debt service on indebtedness secured by any mortgage, deed of trust or similar instrument encumbering the Property, and points, prepayment penalties and financing and refinancing costs for such indebtedness, including, without limitation, the cost of appraisals, title insurance and environmental, geotechnical, zoning and other reports;

(v) expenses of procuring tenants and marketing, negotiating and enforcing Building leases, including, without limitation, brokerage commissions, attorneys’ fees, advertising and promotional expenses, rent concessions and costs incurred in removing and storing the property of former tenants and other occupants of the Building;

(vi) expenses of any tenant improvement work that Landlord performs for any tenant or prospective tenant of the Building, including, without limitation, tenant improvement work to the Premises that Landlord performs for Tenant, and alteration or renovation of vacant or vacated space in the Building, and of relocating and moving any tenant in the Building;

(vii) items for which Landlord is otherwise reimbursed or entitled to be reimbursed, including, without limitation, by insurance or condemnation proceeds or under any warranties;

(viii) expenses (including, without limitation, penalties and interest) resulting from the violation of Laws or any contract by Landlord, Landlord’s employees, agents or contractors or other tenants of the Building;

(ix) penalties, charges and interest for late payment by Landlord;

(x) (a) Landlord’s income, franchise, capital stock, inheritance, estate, gift, sales, capital levy, excess profits, transfer and revenue taxes; (b) other taxes, assessments and charges imposed on or measured by gross income; (c) Landlord’s general corporate overhead; and (d) leasehold taxes on other tenants’ personal property;

(xi) to the extent of such excess, any expense paid to Landlord or an affiliate of Landlord for goods and services that is in excess of the amount that would be paid in the absence of such relationship for comparable goods and services delivered or rendered by unaffiliated third parties on a competitive basis;

(xii) expenses for repairs and other work caused by (a) construction or design defects, (b) subsurface or soil conditions, (c) the failure of the Improvements to comply as of the Commencement Date with any then-existing Laws, (d) the exercise of the right of eminent domain, or (e) fire, windstorm and other insured casualty (excluding costs comprising Landlord’s reasonable insurance deductible), and any uninsured or under-insured casualty;

(xiii) expenses as a result of the presence of Hazardous Materials in the Building or on the Property;

(xiv) expenses in connection with services or other benefits provided on an ongoing basis to other Building tenants that are not available to Tenant;

(xv) costs as a result of (a) the negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors, (b) the breach by Landlord of any lease in the Building, and (c) the negligence or willful misconduct of other identified tenants of the Building;

(xvi) costs for which Landlord is entitled to bill other tenants directly (other than as a part of Operating Expenses) under the provisions of such tenants’ leases, and the cost of any item or service for which Tenant separately reimburses Landlord or pays third parties;

(xvii) rental under any ground or underlying lease and under any lease or sublease assumed, directly or indirectly, by Landlord (e.g., a take-back sublease);

(xviii) charitable, civic and political contributions and professional dues;

(xix) costs for the acquisition, leasing, maintenance and insurance of paintings, sculptures and other objects of art located in the Building;

(xx) costs arising from actual and potential claims, litigation and arbitration pertaining to Landlord and the Property (including in connection therewith all attorneys’ fees and costs of settlement and judgments and payments in lieu thereof);

(xxi) expenses for the use of the Building to accommodate events including, without limitation, shows, promotions, kiosks, displays, filming, photography, private events and parties and ceremonies;

(xxii) entertainment, dining and travel expenses;

(xxiii) costs of flowers (excluding flowers used to decorate the lobbies and other common areas in the Building), gifts, balloons, etc. provided to any person, including, without limitation, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents;

(xxiv) costs of selling, syndicating and otherwise transferring the Property and Landlord’s interest in the Property, including, without limitation, brokerage commissions, attorneys’ and accountants’ fees, closing costs, title insurance premiums and transfer and other similar taxes and charges;

(xxv) costs of installing, operating and maintaining any specialty service such as an observatory, broadcast facility, luncheon, athletic or recreational club, child care, restaurant, cafeteria, delicatessen or other dining facility, hair salon or other retail use or commercial concession operated by Landlord, but Operating Expenses may include the costs of operating and maintaining any gym or fitness center for the general use of tenants in the Building (including Tenant);

(xxvi) costs of magazine, newspaper, trade and other subscriptions;

(xxvii) costs of “tenant relations” parties, events and promotions inconsistent with other Comparable Buildings;

(xxviii) costs of “tap fees” and sewer and water connection fees for the benefit of any particular tenant in the Building;

(xxix) costs of traffic studies, environmental impact reports, transportation system management plans and reports, traffic mitigation measures and other similar matters;

(xxx) auditing fees other than those incurred by Landlord in connection with the performance of its obligations under this Lease and other leases in the Building; and

(xxxi) bad debt and rent loss reserves.

“Permitted Use” means only the following, and no other purpose: general office purposes, including normal and reasonable uses customarily incidental thereto, such as executive, administrative, technical support, customer service and data functions. In no event may the Premises be used as a call center or as an executive office suite operation without Landlord’s prior consent; provided, however, that the prohibition of a call center shall not prohibit or limit any typical business or customer service telephone communication of the type currently conducted by Vivint Solar, Inc.

“person” means any individual (male or female), corporation, limited liability company, partnership, joint venture, estate, trust, association or other entity.

“Premises” means Suite 100 on the first floor of the Building, consisting of approximately 6,900 usable square feet and approximately 8,118 rentable square feet, and Suite 500 on the fifth floor of the Building, consisting of approximately 25,909 usable square feet and approximately 29,111 rentable square feet, comprising in the aggregate a total of approximately 32,809 usable square feet and approximately 37,229 rentable square feet, together with Balconies A and B (the “Balconies”), all as shown on Appendix 1 to the attached Exhibit A, subject to final measurement and verification as set forth below in this definition. The Premises do not include, and Landlord reserves, the land and other area beneath the floor of the Premises, the pipes, ducts, conduits, wires, fixtures and equipment above the suspended ceiling of the Premises and the structural elements that serve the Premises or comprise the Building; provided, however, that, subject to Paragraphs 9.2 and 17.1, Tenant may, at Tenant’s sole cost and expense, install Tenant’s voice and data lines, wiring, cabling and facilities above the suspended ceiling of the Premises for the conduct by Tenant of business in the Premises for the Permitted Use. Landlord’s reservation includes the right to install, use, inspect, maintain, repair, alter and replace those areas and items and to enter the Premises in order to do so in accordance with and subject to Paragraph 9.3. For all purposes of this Lease (but excluding the Balconies from this sentence and the balance of this paragraph), the calculation of usable square feet contained within the Premises and the Building shall be subject to final measurement and verification by Landlord’s licensed architect, at Landlord’s sole cost and expense, according to ANSI/BOMA Standard Z65.1-2010 (or any successor standard), and the rentable square feet contained within the Premises and the Building shall be the quotient of the usable square feet so calculated divided by .85; provided, however, that if the Premises are comprised (in whole or in part) of the entire usable area on any floor (including the common lobby on such floor), the rentable square feet for such full floor (only) shall be the quotient of the usable square feet on such floor so calculated divided by .89, and any rentable square feet comprising a portion of the Premises not contained on such full floor shall be the quotient of the usable square feet so calculated divided by .85, which measurement and verification may, at Tenant’s option and at Tenant’s sole cost and expense, be confirmed by Tenant’s licensed architect. (The immediately preceding sentence shall be the sole and exclusive method used for the measurement and calculation of usable and rentable square feet under this Lease for the Premises and the Building.) On request of Tenant, Landlord shall provide Tenant with a copy of Landlord’s architect’s verification and certification as to the actual usable and rentable square feet of the Premises prior to the Commencement Date. In the event of a variation between the square footage set forth above in this definition and the square footage set forth in such verification and certification, the Parties shall amend this Lease accordingly to conform to the square footage set forth in such verification and certification, amending each provision that is based on usable or rentable square feet, including, without limitation, Basic Monthly Rent, Security Deposit, Tenant’s Parking Stall Allocation and Tenant’s Percentage of Operating Expenses, and shall appropriately reconcile any payments already made pursuant to those provisions; provided, that if Landlord’s architect and Tenant’s architect disagree on the amount of usable or rentable square feet within the Premises and the Building, and such disagreement is not resolved within ten (10) business days after such measurement and verification is completed by Landlord’s architect, such disagreement shall be resolved by an independent, licensed architect mutually selected by the Parties, acting reasonably, the cost of which architect shall be shared equally by the Parties.

“Prime Rate” means a variable interest rate per annum equal to the highest rate quoted in the “Money Rates” section (or replacement section) of the Wall Street Journal as the “Prime Rate” for such day (or the previous day of publication for days on which the Wall Street Journal is not published). The Prime Rate shall be adjusted on and as of the effective date of any change in the Prime Rate. If the Wall Street Journal ceases to publish the Prime Rate, the Prime Rate shall be the highest prevailing base or reference rate on corporate loans at U.S. money center commercial banks.

“Project” means Thanksgiving Park, located in Lehi, Utah.

“Projected Commencement Date” means September 1, 2014; provided, however, that if for any reason the Commencement Date has not occurred on or before the Projected Commencement Date, Tenant’s sole and exclusive remedy therefor shall be only as expressly set forth in Paragraph 3.2.

“Property” means the Improvements and the related land owned by Landlord.

“Punch List Items” means, with respect to Landlord’s Work, any punch list items that do not materially interfere with the reasonable use and enjoyment of the Premises or the conduct of business in the Premises for the Permitted Use.

“reasonable” means “good faith and commercially reasonable” and “reasonably” means in good faith and in a commercially reasonable manner.

“Rent” means Basic Monthly Rent and Tenant’s Share of Operating Expenses.

“Security Deposit” means an amount equal to Basic Monthly Rent for the final calendar month of the initial period constituting the Term ($95,306.24), which amount is subject to adjustment as set forth in the definition of “Premises”.

“structural” means only footings, foundations, floor slabs, load-bearing walls, exterior walls, roofs and beams that support the roof joists.

“Substantial Completion” means the date on which all of the following have occurred:

(i) Landlord’s Work has been completed in accordance with the attached Exhibit A, subject only to the completion by Landlord of any Punch List Items, as evidenced by a written approval to occupy the Premises issued by the applicable municipality that will permit the conduct of business in the Premises for the Permitted Use;

(ii) Landlord has delivered vacant, “broom clean” and exclusive possession of the Premises to Tenant; and

(iii) the parking stalls constituting Tenant’s Parking Stall Allocation and other Common Areas requisite for the reasonable use and enjoyment of the Premises and the conduct of business in the Premises for the Permitted Use are, in fact, available for use by Tenant.

“Tenant Default” has the meaning set forth in Paragraph 16.1, and includes any applicable notice and cure period given therein to Tenant.

“Tenant Delay” has the meaning set forth in Paragraph 3 of the attached Exhibit A.

“Tenant Improvements” has the meaning set forth in Paragraph 1 of the attached Exhibit A.

“Tenant’s Estimated Share of Operating Expenses” means the result obtained by subtracting Base Year Operating Expenses from the Estimated Operating Expenses for any given Operating Year, and then multiplying the difference by Tenant’s Percentage of Operating Expenses. Tenant’s Estimated Share of Operating Expenses for any fractional Operating Year shall be calculated by determining Tenant’s Estimated Share of Operating Expenses for the relevant Operating Year and then prorating such amount over such fractional Operating Year.

“Tenant’s Occupants” means any assignee, subtenant, employee, agent, contractor, licensee, franchisee or invitee of Tenant.

“Tenant’s Parking Stall Allocation” means one hundred forty-eight (148) parking stalls, based on 4.5 parking stalls per 1,000 usable square feet of the Premises having 32,809 usable square feet (excluding the Balconies), which number of parking stalls is subject to adjustment as set forth in the definition of “Premises”, inclusive of the reserved parking stalls described in Paragraph 19.1(a).

“Tenant’s Percentage of Operating Expenses” means 25.659 percent, which is the percentage determined by dividing the rentable square feet of the Premises excluding the Balconies (37,229 rentable square feet) by the rentable square feet of the Building (145,091 rentable square feet) (whether or not leased), multiplying the quotient by 100 and rounding to the third (3rd) decimal place, which percentage is subject to adjustment as set forth in the definition of “Premises”.

“Tenant’s Property” means only the following if, but only if, installed in or made to the Premises by Tenant at Tenant’s sole cost and expense, and not paid for in whole or in part, directly or indirectly, by Landlord (which shall remain the property of Tenant, subject to Paragraph 17.1):

(i) Tenant’s furniture, phones, computers, equipment and other personal property, provided that each of the foregoing is readily movable and unattached to the Premises; provided, however, that typical pictures, diplomas and other similar items, and movable cubicles with electrical connections, shall not be considered to be “attached” to the Premises for purposes of this definition;

(ii) Tenant’s signage;

(iii) Tenant’s voice and data lines, wiring, cabling and facilities; and

(iv) any other Alteration made by Tenant with Landlord’s prior consent if, but only if, at the time such consent was given and prior to installation, Tenant also obtained Landlord’s express consent and agreement to such Alteration remaining the property of Tenant and being removed from the Premises at Lease end.

“Tenant’s Share of Operating Expenses” means the result obtained by subtracting Base Year Operating Expenses from Operating Expenses actually incurred in any given Operating Year, and then multiplying the difference by Tenant’s Percentage of Operating Expenses. Tenant’s Share of Operating Expenses for any fractional Operating Year shall be calculated by determining Tenant’s Share of Operating Expenses for the relevant Operating Year and then prorating such amount over such fractional Operating Year. By way of explanation only, Tenant’s Share of Operating Expenses in any given calendar year is, in essence, Tenant’s pro rata share of the increase (only) of Operating Expenses for such calendar year over Operating Expenses for the Base Year. And, since Tenant’s Share of Operating Expenses is calculated in reference to an increase of Operating Expenses over Base Year Operating Expenses, Tenant’s Share of Operating Expenses during the Base Year shall be zero, and Tenant will not commence paying Tenant’s Share of Operating Expenses until the OpEx Commencement Date.

“Term” means the period commencing at 12:01 a.m. of the Commencement Date and expiring at midnight of the Expiration Date, as such period may be extended or sooner terminated in accordance with this Lease.

“untenantable” means that the Premises are reasonably incapable for use and occupancy by Tenant for the Permitted Use.

2. Agreement of Lease; Work of Improvement; Certain References.

2.1. Agreement of Lease. Subject to and in accordance with the provisions set forth in this Lease, Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord for the Term, together with the nonexclusive right to use the Common Areas in common with other tenants of the Building (subject to Paragraph 9.4), subject to any covenants, conditions and restrictions affecting the Property. Landlord shall not have the right to relocate Tenant to premises other than the Premises during the Term. Notwithstanding any references in this Lease to the contrary, Landlord acknowledges that, as of the date of this Lease, there is no guarantor of this Lease.

2.2. Work of Improvement.

(a) Landlord shall perform Landlord’s Work promptly, diligently, in a first-class and workmanlike manner and in accordance with all Laws, and shall use its best efforts to complete Landlord’s Work on or before the Projected Commencement Date. All improvements made to the Premises pursuant to the attached Exhibit A, whether made by or at the expense of either Party, shall on installation be and remain the property of Landlord, excluding only Tenant’s Property.

(b) On or about the date of Substantial Completion, the Parties, Landlord’s architect and contractor and, if desired by Tenant, Tenant’s architect shall perform a walk-through of the Premises, confirming that Landlord’s Work has been completed, and identifying the Punch List Items. The Punch List Items shall be completed by Landlord within thirty (30) days after such walk-through (but shall not include any items resulting from the delivery or installation of Tenant’s furniture, fixtures or equipment, which items shall be repaired promptly by Tenant, at Tenant’s sole cost and expense, in accordance with all applicable provisions of this Lease). In addition to Landlord’s obligation to complete the Punch List Items, Landlord shall, at Landlord’s sole cost and expense, remedy any defects in Landlord’s Work of which Tenant gives Landlord notice within the one (1)-year period following the Commencement Date. Landlord shall also use its best efforts to obtain and enforce all warranties customarily provided by all contractors, subcontractors and material suppliers in connection with the Improvements.

2.3. Certain References. Whenever in this Lease (including in the Exhibits attached to this Lease):

(a) the consent or approval of either Party is required, such consent or approval shall not be unreasonably withheld, conditioned or delayed, unless expressly provided to the contrary;

(b) there is a reference to costs, expenses, fees or other charges (including, without limitation, attorneys’ fees and costs), such reference shall be deemed to be to reasonable, reasonably necessary and actual costs, expenses, fees and other charges, of which the Party incurring such costs, expenses, fees or other charges has some reasonable documentation, record or evidence, a copy of which shall be provided to the other Party;

(c) either Party is given the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations, such Party shall act reasonably;

(d) there is a reference to “days”, such reference shall be deemed to be to “calendar days” unless the phrase “business days” is expressly set forth;

(e) payment or performance is required but a specific date or number of days within which payment or performance is to be made is not set forth, or the words “immediately”, “promptly”, “on demand” or the equivalent are used to specify when such payment or performance is due, then such payment or performance shall be due within ten (10) business days after receipt of written notice by the paying or performing Party;

(f) the date on which any payment is due under this Lease is not a business day, such payment shall be due on the immediately following business day; and

(g) there is a reference to a consent, approval, description, designation, estimate, notice, request, response, statement or other communication between the Parties, such reference shall be deemed to require the same to be in writing, unless otherwise expressly set forth.

3. Term; Commencement Date; Tenant Rights.

3.1. Term; Commencement Date. Tenant’s obligation to pay Basic Monthly Rent and other amounts due under this Lease shall commence on the Commencement Date unless otherwise set forth in the definition of “Basic Monthly Rent”, and shall be for the Term. Within ten (10) business days after the Commencement Date, the Parties shall execute an acknowledgement of the Commencement Date, the Expiration Date and the Basic Monthly Rent schedule, which acknowledgement shall be deemed to be a part of this Lease and, to the extent applicable, shall serve to amend this Lease.

3.2. Commencement Date Delay.

(a) Subject to force majeure and Tenant Delay, if Substantial Completion has not occurred on or before the date that is sixty (60) days after the Projected Commencement Date (subject to postponement as set forth in this Paragraph 3.2, the “Outside Date”), then Tenant may terminate this Lease on notice given to Landlord on or before (but not after) the date that is ten (10) days after the Outside Date. As indicated by the immediately preceding sentence, the Outside Date shall be postponed one day for each day of force majeure delay or Tenant Delay, and shall also be postponed one day for each day after the respective dates set forth below that any of the following matters are actually accomplished:

Matters to be Accomplished	Dates by which to be Accomplished

Lease fully executed and delivered by the Parties	May 5, 2014

Final space plan for the Premises approved by the Parties	May 9, 2014

All Tenant finishes selected and approved by Tenant	May 20, 2014

Final construction drawings for the Premises approved by the Parties	May 23, 2014

(b) Termination of this Lease in accordance with the foregoing subparagraph (a) shall be effective as of the date of receipt by Landlord of notice of termination from Tenant, the Parties shall thereafter be released and discharged from all further obligations under this Lease (except for any obligations that expressly survive Lease end and except as provided in the remainder of this sentence) and Tenant shall receive a refund of any Security Deposit and prepaid Basic Monthly Rent actually received by Landlord.

(c) In addition to the foregoing, Landlord may at any time give Tenant notice that Substantial Completion will not occur by the Outside Date, which notice shall also set forth Landlord’s then-current estimate of the date (the “New Date”) on which Substantial Completion will occur, and Tenant shall have ten (10) business days after receipt of such notice to exercise the termination right set forth in the foregoing subparagraph (a), or such right will be deemed to have been waived (but such waiver shall not affect the termination right set forth in subparagraph (d) below).

(d) Thereafter, subject to force majeure and Tenant Delay, if Substantial Completion has not occurred on or before the New Date, then Tenant may terminate this Lease on notice given to Landlord on or before (but not after) the date that is ten (10) days after the New Date. Termination of this Lease in accordance with the immediately preceding sentence shall be effective as of the date of receipt by Landlord of notice of termination from Tenant, the Parties shall thereafter be released and discharged from all further obligations under this Lease (except for any obligations that expressly survive Lease end and except as provided in the remainder of this sentence) and Tenant shall receive a refund of any Security Deposit and prepaid Basic Monthly Rent actually received by Landlord.

3.3. Extension.

(a) Tenant shall have the option to extend the initial period constituting the Term under this Lease for two (2) additional periods of five (5) years each (only), provided that Tenant gives Landlord notice of the exercise of each such option on or before the date that is twelve (12) months prior to the expiration of the then-existing period constituting the Term, and that at the time each such notice is given and on the commencement of the extension term concerned:

(i) this Lease is in full force and effect;

(ii) no Tenant Default then exists; and

(iii) Tenant has not assigned this Lease or subleased all or any portion of the Premises under any then-existing sublease (excluding any Non-Consent Transfer), and such extension is not being made in connection with or for the purpose of facilitating any such assignment or sublease.

Each such extension term shall commence at 12:01 a.m. on the first day following the expiration of the immediately preceding period constituting the Term.

(b) During each such extension term, all provisions of this Lease shall apply (but as to this Paragraph 3.3, only with respect to any remaining options to extend, if any), except for any provision relating to the improvement of the Premises by Landlord or at Landlord’s expense, and except that the amount of Basic Monthly Rent for each such extension term shall be negotiated and determined by mutual agreement between the Parties, and shall be the then-market rent for premises in the Project, based on comparable lease transactions within the Project, of which comparable lease transactions Landlord shall provide to Tenant reasonable evidence.

(c) If the Parties are able to agree on the amount of Basic Monthly Rent for either such extension term within thirty (30) days after receipt by Landlord of Tenant’s notice of extension, the Parties shall promptly enter into an amendment to this Lease reflecting the new Basic Monthly Rent and the new Expiration Date. If the Parties, after using their best efforts, are unable to agree on the amount of Basic Monthly Rent for either such extension term within such thirty (30)-day period (as evidenced by the execution and delivery of an amendment to this Lease), then such option to extend (and any subsequent option to extend) shall automatically terminate and be of no further force or effect.

3.4. Right of First Refusal.

(a) During the Term, and provided that (i) this Lease is in full force and effect, (ii) no Tenant Default then exists, (iii) Tenant has not assigned this Lease or subleased all or any portion of the Premises under any then- existing sublease (excluding any Non-Consent Transfer), and (iv) the right of first refusal described in this Paragraph 3.4 is not being exercised in connection with or for the purpose of facilitating any such assignment or sublease, if any other space (a “ROFR Space”) in the Building or on floors one through four, inclusive, of the Thanksgiving Park Six building (if constructed) becomes available for lease, and Landlord receives a request for proposal from a tenant that Landlord desires to accept to lease such ROFR Space, or sends out (or has decided to send out) a bona fide proposal to a specific, bona fide prospective tenant to lease such ROFR Space (either, a “Lease Offer”), then Landlord shall give to Tenant notice of such Lease Offer. (For purposes of this Paragraph, any space covered by a renewal, extension or expansion option existing in any tenant’s lease as of the date of this Lease, any renewal or extension option given by Landlord to any then-existing tenant for its then-existing space, or any right of first offer or right of first refusal existing as of the date of this Lease, shall not be “available for lease” until after each such option or right has expired.)

(b) Tenant shall have a period of five (5) business days after such notice is given (determined in accordance with Paragraph 22.3) to elect to lease such ROFR Space on the same terms and conditions as are set forth in such Lease Offer.

(c) If within such five (5)-business day period, Tenant delivers notice to Landlord that Tenant elects to lease such ROFR Space on such offered terms and conditions, the Parties shall promptly proceed to enter into an amendment to this Lease, adding such ROFR Space to this Lease in a manner consistent with such terms and conditions.

(d) If either of the following occurs: (i) within such five (5)-day period, Tenant either delivers notice to Landlord that Tenant elects not to lease such ROFR Space, or fails to deliver any written response to Landlord; or (ii) Tenant fails to enter into an amendment to this Lease within ten (10) business days after Tenant delivers notice to Landlord that Tenant elects to lease such ROFR Space, adding such ROFR Space to this Lease in a manner consistent with such offered terms and conditions, then such right of first refusal with respect to such ROFR Space shall terminate and be of no further force or effect, but shall continue to apply to other ROFR Space.

(e) In addition, and notwithstanding anything contained in this Paragraph 3.4 to the contrary, if Tenant subleases any portion of the Premises (excluding any Non-Consent Transfer), this Paragraph 3.4 and the rights of Tenant hereunder shall automatically terminate and cease to have any further force or effect.

3.5. Crown Signage.

(a) Subject to any prior signage rights currently documented in lease agreements with other tenants in the Building, and to the conditions set forth below in this Paragraph 3.5, if and so long as Tenant leases (or subleases as the subtenant) at least a Full Floor (defined below) of the Building and has not subleased more than fifty percent (50%) of the Premises (excluding any Non-Consent Transfer) (meaning that any rights of Tenant under this Paragraph 3.5 shall not exist (or if previously existing, shall automatically terminate) as of the date on which Tenant does not lease (or sublease as the subtenant) at least a Full Floor of the Building or has subleased more than fifty percent (50%) of the Premises (excluding any Non-Consent Transfer)), and if at such time there are remaining exterior signage rights available for the Building, as such signage rights may be limited by the applicable municipality, Tenant may, at Tenant’s sole cost and expense, but under Landlord’s supervision, install, maintain, repair and from time to time replace, on a nonexclusive basis, one (1) sign on the exterior crown of the Building with the name “Vivint Solar” or such other name to which Landlord consents in advance, in the location indicated on the attached Exhibit D; provided, however, that the attachment of Exhibit D to this Lease is only for the purpose of indicating the side of the Building on which such sign may be located, and shall have no other purpose or effect, including without limitation, the purpose or effect of constituting any representation, warranty or guaranty whatever of the actual location, design or existence of any improvements shown thereon. (Such sign, together with any lines, wires, conduits or related improvements installed by Tenant in connection therewith, are referred to in this Paragraph 3.5 collectively as the “Crown Signage.”) As of the date of this Lease, the Parties understand that the applicable municipality will permit the Crown Signage. So long as Tenant leases the Premises (as currently defined in this Lease) and has not subleased more than fifty percent (5 0%) of the Premises (excluding any Non-Consent Transfer), Tenant will qualify as a Full Floor tenant entitled to such Crown Signage rights.

(b) As used in this Paragraph 3.5, a “Full Floor” of the Building means either (without reference to the Balconies):

(i) if the Premises are located on only one (1) floor of the Building, the entire usable area of such floor (including, unless such floor is the first floor of the Building, the common lobby on such floor); or

(ii) if the Premises are located on more than one (1) floor of the Building, an amount of usable square footage in the Building that is equal to or greater than the average usable square footage for each floor of the Building, which average shall be calculated by dividing the total above-ground usable square footage of the Building by the number of above-ground floors of the Building, where the square footage concerned is either office space, or non-office space leased at full Building rental rates for office space. For example purposes only with respect to subparagraph (ii) above, if the average usable square footage for each floor of the Building is 25,000 usable square feet, to meet the Full Floor condition set forth in subparagraph (a) above, Tenant must, on multiple floors of the Building, lease Premises in the aggregate equal to at least 25,000 usable square feet.

(c) If a Tenant Default occurs, whether caused by Tenant or Tenant’s subtenant, including, without limitation, Tenant’s failure to properly maintain the Crown Signage in accordance with subparagraph (h) below, and, as a result of such Tenant Default, Landlord retakes possession of the Premises (with or without terminating this Lease), Landlord may (in addition to any other rights or remedies of Landlord under this Lease), on at least ten (10) business days’ prior notice, terminate Tenant’s rights to the Crown Signage under this Paragraph 3.5. Tenant’s rights to the Crown Signage under this Paragraph 3.5 shall automatically terminate ten (10) business days after:

(i) the assignment of this Lease by Tenant (excluding any Non-Consent Transfer); or

(ii) the sublease by Tenant as the sublandlord (whether in one or more subleases) where Tenant’s remaining occupancy in the Building after such sublease(s) fails to meet the Full Floor tenant requirements of subparagraph (a) above (excluding any Non-Consent Transfer), and shall have no further force or effect. Tenant’s rights to the Crown Signage under this Paragraph 3.5 shall be personal to Tenant and any person to which this Lease is assigned in a Non-Consent Transfer, and no other assignee or subtenant shall have any rights to the Crown Signage.

(d) Signage location is largely designated by the signage ordinances of the applicable municipality, but is allowed on certain flat exterior wall surfaces of the crown of Building. For purposes of the Project, the Building crown is defined as “the flat wall surface between the top of the window of the top floor of the Building to the bottom of the cornice of the parapet wall,” and the Crown Signage must be centered vertically between the two equally and left-justified horizontally. Any mechanical/storage penthouse is excluded from the Building crown, and the Crown Signage is not permitted on any curved surfaces of the Building.

(e) The Crown Signage shall be subject to the following design requirements:

(i) letters: reverse pan channel letters on 1” inch stand-offs with 3” returns;

(ii) dual lit: (A) type: rout out back up; (B) material: brushed aluminum; and (C) lighting: white LED (cabinet to be face lit and halo lit);

(iii) back up material: white polycarbonate;

(iv) stand-offs: (A) size: 1”; and (B) color: to match Building; and

(v) reverse pan: (A) materials: brushed aluminum; and (B) lighting: white LED.

Maximum letter height will vary depending on the Building, but cannot extend below the top of the window or above the cornice as specified in subparagraph (d) above. All Crown Signage letters must have clear Lexan backs to keep birds out (or other similar material subject to Landlord’s reasonable approval), and an approved vapor barrier/sealer shall be installed on all Building penetrations.

(f) Tenant shall submit to Landlord for approval in advance of any work being done the name, address, proof of insurance, references and evidence of ability to perform of Tenant’s proposed signage and installation companies for the Crown Signage. Landlord reserves the right to reject any signage or installation company that is not approved by Landlord. All necessary permits must be obtained prior to any work commencing. The installer shall work with Landlord’s preferred electrical provider (who shall provide its services to Tenant at competitive market rates) for all electrical connections, time clocks and light sensors, and signage installation shall be coordinated and scheduled through Landlord.

(g) In connection with the Crown Signage, Tenant shall, at Tenant’s sole cost and expense, comply with all Laws, the conditions of any warranty or insurance maintained by Landlord on the Building and any applicable requirements of any covenants, conditions and restrictions affecting the Property. The size, location, design, color and all other aspects and specifications of the Crown Signage must be submitted to, and approved in advance by, Landlord and the applicable municipality prior to the manufacture and installation of the Crown Signage. All designs and specifications for the Crown Signage must be in full compliance with the signage ordinance of the applicable municipality. Tenant shall be solely responsible for any cleanup, damage or other mishaps that may occur during the installation or removal of the Crown Signage by Tenant and agrees to fully indemnify Landlord for all injuries to persons or damage to property related thereto. Final, executed releases of lien by all signage and installation companies must be provided by Tenant to Landlord prior to Tenant making final payment to the signage and installation companies.

(h) Tenant shall maintain the Crown Signage at all times in a good, safe and clean condition. Tenant shall repair any damage to the Building caused by Tenant’s installation, maintenance, repair, replacement, use or removal of the Crown Signage. The Crown Signage shall remain the property of Tenant, and Tenant may, at Tenant’s sole cost and expense, remove the Crown Signage at any time during the Term. Tenant shall, at Tenant’s sole cost and expense, remove the Crown Signage prior to Lease end or the sooner termination of Tenant’s rights to the Crown Signage under this Paragraph 3.5, including, without limitation, if Tenant ceases to lease at least a Full Floor of the Building or subleases more than fifty percent (50%) of the Premises (excluding any Non-Consent Transfer). On removal of the Crown Signage, Tenant shall repair and restore all areas of the Building concerned to their condition prior to the installation of the Crown Signage.

(i) If a Tenant Default occurs and, as a result of such Tenant Default, Landlord retakes possession of the Premises (with or without terminating this Lease), or if Tenant fails to remove the Crown Signage prior to Lease end or the sooner termination of Tenant’s rights to the Crown Signage under this Paragraph 3.5, Landlord may, at Tenant’s sole cost and expense, remove the Crown Signage and repair and restore all areas of the Building concerned to their condition prior to the installation of the Crown Signage, and Tenant shall promptly reimburse Landlord for all costs and expenses incurred by Landlord in connection with such removal, repair and restoration and any storage of the Crown Signage.

4. Basic Monthly Rent.

(a) Tenant covenants to pay to Landlord, without (except as expressly provided in this Lease) abatement, deduction, offset, prior notice or demand, Basic Monthly Rent in lawful money of the United States at the address for Landlord set forth in Paragraph 22.3, or at such other such place as Landlord may designate to Tenant not less than ten (10) business days prior to the next payment due date, in advance on or before the first day of each calendar month during the Term, commencing on the Commencement Date unless otherwise set forth in the definition of “Basic Monthly Rent”. Tenant may make payments to Landlord under this Lease by electronic transfer or similar means, but each payment of Basic Monthly Rent shall be made pursuant to an automatic payment procedure set up by Tenant that ensures that each such payment will be received by Landlord on or before the first day of each calendar month.

(b) If the first day on which Basic Monthly Rent is due under this Lease is not the first day of a calendar month, on or before such due date Basic Monthly Rent shall be paid for the initial fractional calendar month prorated on a per diem basis. If the Term expires or this Lease terminates on a day other than the last day of a calendar month, Basic Monthly Rent for such fractional month shall be prorated on a per diem basis.

(c) In addition to the foregoing, concurrently with its execution and delivery of this Lease, Tenant shall pay to Landlord in advance Basic Monthly Rent for the first full calendar month following the Commencement Date in which full Basic Monthly Rent is payable (that is, $26.50 per rentable square foot on an annual basis), which shall be applied by Landlord to pay Basic Monthly Rent for such month on the date due.

5. Operating Expenses.

5.1. Payment of Operating Expenses.

(a) In addition to Basic Monthly Rent, Tenant covenants to pay to Landlord, without (except as expressly provided in this Lease) abatement, deduction, offset, prior notice or demand, Tenant’s Share of Operating

Expenses (to the extent that Operating Expenses in the Operating Year concerned are greater than Base Year Operating Expenses) in lawful money of the United States at the address for Landlord set forth in Paragraph 22.3, or at such other such place as Landlord may designate to Tenant not less than ten (10) business days prior to the next payment due date, in advance (as Tenant’s Estimated Share of Operating Expenses) on or before the first day of each calendar month during the Term, commencing on the OpEx Commencement Date, in accordance with the provisions of this Paragraph 5; provided, however, that Tenant’s Share of Operating Expenses for the Base Year and any prior year shall be zero.

(b) On or prior to the OpEx Commencement Date, and prior to each Operating Year after the Operating Year commencing on the OpEx Commencement Date, or as soon thereafter as is reasonably practicable (but not later than May 1st of the Operating Year concerned), Landlord shall furnish Tenant with a statement (the “Estimated OpEx Statement”) showing in reasonable detail, reasonably sufficient for Tenant verification, the component breakdown of the Estimated Operating Expenses for the Operating Year concerned and the computation of Tenant’s Estimated Share of Operating Expenses for such Operating Year. Each such estimate of Operating Expenses shall be based on the actual Operating Expenses for the immediately prior year and Landlord’s reasonable estimate of Operating Expenses for the coming year.

(c) On or prior to the OpEx Commencement Date, and on the first day of each month following the OpEx Commencement Date, Tenant shall pay to Landlord one-twelfth (1/12th) of Tenant’s Estimated Share of Operating Expenses as specified in the Estimated OpEx Statement for such Operating Year. If Landlord fails to give Tenant an Estimated OpEx Statement prior to any applicable Operating Year, Tenant shall continue to pay on the basis of the Estimated OpEx Statement for the prior Operating Year until the Estimated OpEx Statement for the current Operating Year is received. If at any time it appears to Landlord that Operating Expenses for a particular Operating Year will vary from Landlord’s original estimate, Landlord may (but if the variation is a material reduction in such Operating Expenses from Landlord’s original estimate, Landlord shall) deliver to Tenant (but not more than once in any Operating Year) a revised Estimated OpEx Statement for such Operating Year, and subsequent payments by Tenant for such Operating Year shall be based on such revised Estimated OpEx Statement; provided, however, that in all events, Tenant shall be given at least ten (10) business days after the delivery of any original or revised Estimated OpEx Statement to make any payment required to be made pursuant to the statement concerned.

(d) As soon as reasonably practicable after the expiration of any applicable Operating Year (but not later than May 1st following the Operating Year concerned), Landlord shall furnish Tenant with a statement (the “Actual OpEx Statement”) showing in reasonable detail, reasonably sufficient for verification, the component breakdown of Operating Expenses for the Operating Year concerned, the computation of Tenant’s Share of Operating Expenses for such Operating Year and the amount by which Tenant’s Share of Operating Expenses exceeds or is less than the amounts paid by Tenant during such Operating Year, which shall be deemed to be certified by Landlord to be true and accurate when furnished. If the Actual OpEx Statement indicates that the amount actually paid by Tenant for the relevant Operating Year is less than Tenant’s Share of Operating Expenses for such Operating Year, Tenant shall pay to Landlord such deficit within thirty (30) days after delivery of the Actual OpEx Statement. Such payments by Tenant shall be made even though the Actual OpEx Statement is furnished to Tenant after Lease end, provided that Tenant receives the Actual OpEx Statement within ninety (90) days after Lease end. If the Actual OpEx Statement indicates that the amount actually paid by Tenant for the relevant Operating Year exceeds Tenant’s Share of Operating Expenses for such Operating Year, such excess shall be refunded to Tenant within thirty (30) days after delivery to Tenant of the Actual OpEx Statement. The Parties’ obligations set forth in this subparagraph (d) shall survive Lease end.

(e) No failure by Landlord to require the payment of Tenant’s Share of Operating Expenses for any period shall constitute a waiver of Landlord’s right to collect Tenant’s Share of Operating Expenses for such period or for any subsequent period; provided, however, that, except for Operating Expenses that are being amortized over a term of years, Landlord shall not be entitled to collect from Tenant any Operating Expenses that are billed to Tenant for the first time more than eighteen (18) months after the Operating Year in which such Operating Expenses arise. If Base Year Operating Expenses exceed Operating Expenses that were actually incurred or payable for any full or (on a pro rata basis) partial Operating Year after the Base Year, Tenant shall not be entitled to any refund, credit or adjustment of Basic Monthly Rent. Tenant shall, however, be entitled to receive a refund of, or credit for, any Estimated Operating Expenses paid by Tenant during such full or partial Operating Year.

(f) Landlord shall use its best efforts to control Operating Expenses to the extent reasonably practicable, and shall pay all Operating Expenses in a timely manner prior to delinquency, subject to payment of Rent by Tenant in a timely manner. For any particular Operating Year, Landlord may not collect Operating Expenses from tenants in the Building in an amount (as grossed up to account for any base year or expense stop provided to such tenants) that is in excess of one hundred percent (100%) of Operating Expenses actually paid or incurred by Landlord for such Operating Year.

(g) Notwithstanding the other provisions of this Paragraph 5, Tenant shall have sole responsibility for, and shall pay when due, all taxes, assessments, charges and fees levied by any governmental or quasi-governmental authority on Tenant’s use of the Premises or Tenant’s Property.

5.2. Resolution of Disagreement.

(a) Every statement given by Landlord to Tenant under Paragraph 5.1 at the address for notices to Tenant set forth in Paragraph 22.3 shall be conclusive and binding on Tenant unless within sixty (60) days after the receipt of such statement, Tenant:

(i) notifies Landlord that Tenant disputes the correctness of such statement, specifying the particular respects in which the statement is claimed to be incorrect;

(ii) requests reasonable clarification of Landlord’s information and computations, including reasonable detail as to any questioned expense item; or

(iii) initiates an audit of such statement.

Pending the determination of such dispute by agreement between the Parties, Tenant shall, within thirty (30) days after receipt of such statement, pay the amounts set forth in such statement in accordance with such statement, and such payment shall be without prejudice to Tenant’s position. Tenant may not audit Base Year Operating Expenses following the first audit of Operating Expenses for any Operating Year after the Base Year.

(b) If such dispute exists and it is subsequently determined that Tenant has paid amounts in excess of those then due and payable under this Lease, Landlord shall refund such excess to Tenant within thirty (30) days after such determination is made. If such dispute is not resolved between the Parties within sixty (60) days, then at the request of either Party, such dispute shall be resolved by an independent certified public accountant, whose decision shall be binding. The Parties, acting reasonably, shall mutually select, and equally share the cost of, such accountant.

5.3. Tenant Audit Right.

(a) Landlord shall maintain its books and records relating to Operating Expenses for a period of at least three (3) years following the year in which such Operating Expenses were incurred, in a manner that is consistent with generally accepted accounting principles consistently applied to the extent applicable to cash-basis accounting. Such books and records shall be available after at least five (5) business days’ request by Tenant at Landlord’s office during normal business hours for audit, examination and copying by Tenant and Tenant’s employees or agents during such period, at Tenant’s sole cost and expense, provided that:

(i) neither Tenant nor Tenant’s employees or agents may divulge the contents of such books and records or the results of such examination to any third party, except as may reasonably be necessary in Tenant’s business operations (so long as the person to whom such contents or results are divulged also agrees to maintain their confidentiality) or as may otherwise be required by applicable legal requirements;

(ii) Tenant has not previously examined such books and records with respect to the same Operating Year; and

(iii) Tenant provides to Landlord, at no cost, a copy of the report of such examination within ten (10) business days after receipt by Tenant.

(b) Notwithstanding the foregoing to the contrary, if such verification reveals that Tenant’s Share of Operating Expenses set forth in any Actual OpEx Statement exceeded by more than five percent (5%) the amount that actually was due, Landlord shall reimburse Tenant for the lesser of the actual cost of such examination or the reasonable charges of such examination based on a reasonable hourly charge (even if such accountant is actually paid on some other basis), together with other reasonable expenses incurred by such accountant. Tenant may not hire an accountant or other person to perform such examination on a contingency, percentage, bonus or similar basis, unless such accountant or other person is nationally recognized, reputable and reasonable in its approach. Any overcharge or underpayment revealed thereby shall be reconciled between the Parties, acting reasonably and in good faith, within thirty (30) days after the completion of such verification and examination.

6. Security Deposit.

(a) Concurrently with its execution and delivery of this Lease, Tenant shall deposit with Landlord the Security Deposit as security for the faithful performance by Tenant of its obligations under this Lease. Landlord may intermingle the Security Deposit with Landlord’s own funds. The Security Deposit is not a limitation on Landlord’s damages or other rights under this Lease, a payment of liquidated damages or prepaid Rent and shall not be applied by Tenant to Rent for the last (or any) month of the Term, or to any other amount due under this Lease.

(b) If a Tenant Default occurs under this Lease, then Landlord may, prior to, concurrently with, or subsequent to, exercising any other right or remedy, use, apply or retain all or any part of the Security Deposit for the payment of any monetary obligation due under this Lease, or to compensate Landlord for any other expense, loss or damage that Landlord may reasonably incur by reason of Tenant’s failure, including any damage or deficiency in the reletting of the Premises. If all or any portion of the Security Deposit is so used, applied or retained, Landlord shall promptly notify Tenant of such use, application or retention, and Tenant shall, within ten (10) business days following such notification, deposit with Landlord cash in an amount sufficient to restore the Security Deposit to its original amount.

(c) The Security Deposit shall be returned (without interest) to Tenant within thirty (30) days after Lease end and surrender of possession of the Premises to Landlord in accordance with Paragraph 17.1 if, at such time, Tenant has paid to Landlord all amounts payable under this Lease and no Tenant Default then exists; provided, however, that if such Tenant Default is a monetary default, and the Security Deposit is equal to or greater than the amount concerned, then Landlord shall apply the Security Deposit in full payment of such amount and remit to Tenant any remaining portion of the Security Deposit within such thirty (30)-day period, together with an itemization of any deductions therefrom, provided that Tenant has paid all other amounts payable under this Lease. Notwithstanding the foregoing, Landlord may withhold the Security Deposit after Lease end until Tenant has paid in full Tenant’s Share of

Operating Expenses for the Operating Year in which Lease end occurs, provided that Landlord provides to Tenant an Actual OpEx Statement for such Operating Year (or portion thereof) within ninety (90) days after Lease end, and concurrently returns to Tenant any remaining Security Deposit balance, together with an itemization of any deductions therefrom.

(d) If Landlord’s interest in this Lease is conveyed, transferred or assigned and the transferee assumes in writing Landlord’s obligations under this Lease, Landlord shall transfer or credit the Security Deposit to Landlord’s successor in interest, and Landlord shall be released from any liability for the return of the Security Deposit.

7. Use and Operation.

7.1. Prohibitions. The Premises shall not be used or occupied for any purpose other than for the Permitted Use, and neither Tenant nor Tenant’s Occupants shall do anything that will:

(a) increase the existing rate or violate the provisions of any insurance carried with respect to the Property (and Landlord represents that the Permitted Use does not do so);

(b) create a public or private nuisance, constitute a disreputable business or purpose, commit waste or unreasonably interfere with or disturb any other tenant or occupant of the Building or Landlord in the operation of the Building, and as to the Balconies, neither Tenant nor Tenant’s Occupants shall play any music, cook or barbecue any food, hang any banners or signs, or conduct or permit to be conducted any other activity that would not be reasonably acceptable and customary in a professional, first-class conference room in a Comparable Building, and Landlord expressly reserves the right to restrict specifically any such activity by written notice given to Tenant;

(c) overload the floors or otherwise damage the structure of the Building;

(d) increase the cost of any utility service beyond the level permitted by Paragraph 8 unless Tenant pays such increased cost in accordance therewith; or

(e) in its use of, operations in, and improvements to, the Premises, violate any Laws.

7.2. Covenants. Tenant shall, at Tenant’s sole cost and expense:

(a) use the Premises in a careful, safe and proper manner, consistent with normal business practices;

(b) in its use of, operations in, and improvements to, the Premises, comply with all Laws; provided, that:

(i) subject to reimbursement as part of Operating Expenses to the extent permitted by Paragraph 5, Landlord shall be solely responsible for compliance with the ADA and other Laws in connection with the Common Areas (except to the extent of any additional costs incurred by Landlord solely as a result of Tenant’s particular use of the Premises, which additional costs shall be payable solely by Tenant within ten (10) business days after receipt of an invoice therefor) and any improvements made by Landlord to the Premises; and

(ii) Tenant shall have no obligation to Landlord with respect to:

(A) any Hazardous Materials on the Property not stored, used or disposed of by Tenant or Tenant’s Occupants; or

(B) any failure of the Improvements to comply as of the Commencement Date with any then-existing Laws, except to the extent of improvements made by Tenant;

(c) keep the Premises free of reasonably objectionable noises and odors; and

(d) not store, use or dispose of any Hazardous Materials on the Property, except for de minimis quantities of typical cleaning and office supplies, all of which shall be stored, used and disposed of in accordance with all Laws.

7.3. Qualifications. Nothing contained in this Paragraph 7 shall be deemed to impose any obligation on Tenant to make any structural changes, repairs or improvements unless necessitated solely by reason of a particular use by Tenant of the Premises, or shall be deemed to impose any obligation on Tenant with respect to actions or omissions of persons other than Tenant and Tenant’s Occupants. Tenant’s Occupants will be required to smoke outside the Building in compliance with the Utah Indoor Clean Air Act.

7.4. No Continuous Operation. Systematic and continuous occupancy or operation in all or any portion of the Premises before or after Building Hours is not permitted. This includes, but is not limited to, any ongoing twenty-four (24) hour, seven (7) day a week operation or use of the Premises. However, the foregoing portion of this Paragraph 7.4 shall not:

(a) prohibit or limit the continuous operation of data servers or other similar equipment in the Premises; or

(b) prevent late or early hour or all night work that would be typical in the offices of a company similar to Vivint Solar, Inc., including, without limitation, a limited number of employees working all day and all night for a limited number of days when necessary to complete a particular project, and Tenant may have a limited number of technical and customer service employees regularly working after Building Hours in the Premises. To the extent set forth in the immediately preceding sentence, Landlord acknowledges that Tenant’s employees may, from time to time, work in the Premises before and after Building Hours; however, in all events Tenant shall pay to Landlord the cost of any increased security, maintenance, repair (including repair as a result of any after-hours damage), janitorial and similar items resulting from such work within ten (10) business days after receipt by Tenant of an invoice therefor.

8. Utilities and Services.

8.1. Services Provided.

(a) Landlord shall, as part of Operating Expenses, cause to be furnished to the Premises:

(i) electricity for normal lighting and office computers, servers, copiers and other typical office equipment used by Tenant for the Permitted Use;

(ii) HVAC in sufficient quantities for the reasonably comfortable use and occupancy of the Premises by Tenant;

(iii) janitorial services and window washing consistent with Comparable Buildings, with the janitorial service provider being bonded, insured and licensed, and its employees having passed appropriate criminal background checks;

(iv) cleaning and stocking services for restrooms;

(v) replacement bulbs and ballasts for Building standard ceiling fluorescent lighting;

(vi) hot and cold water in the restrooms and, if any, in Tenant’s kitchen/break room area, and water for drinking in the water fountains;

(vii) functioning toilets;

(viii) snow removal, landscaping, grounds keeping and elevator service; and

(ix) security to the Building consistent with the security provided to other buildings in the Project,

all in a manner consistent with Comparable Buildings. Tenant shall, at Tenant’s sole cost and expense, provide telecommunication service to the Premises.

Notwithstanding the foregoing, Paragraph 9.1 or any other provision of this Lease to the contrary, all reasonable, customary and actual costs, expenses, fees and other charges incurred or payable by Landlord in connection with the use, operation, utilities, cleaning, maintenance and repair of the Balconies shall be billed directly to Tenant (and shall not be part of Operating Expenses), and shall be payable by Tenant to Landlord within ten (10) business days after receipt by Tenant of an invoice therefor.

(b) Subject to the provisions of this Lease, Tenant shall have reasonable access over the Common Areas to the Premises at all times during the Term, twenty-four (24) hours a day, seven (7) days a week, including (if the Premises are located above the first floor) passenger elevators without operators serving the floor on which the Premises are located and freight elevator service in common with other tenants of the Building.

(c) Tenant may not install its own backup generator; however, Landlord shall, as part of the Tenant Improvements, connect the Premises (and the premises on the fourth floor of the Building being subleased to Tenant) to the Building backup generator, at no additional cost or expense to Tenant.

8.2. Excess Services.

(a) If Landlord provides:

(i) electric current to the Premises for Tenant load (that is, excluding HVAC and lighting) in excess of two (2) watts per usable square foot (excluding the Balconies) to enable Tenant to operate any office computers, servers, copiers or other equipment requiring extra electric current; or

(ii) any other utility or service that is in excess of that typically required for routine office purposes, including additional cooling necessitated by Tenant’s equipment and additional services relating to after- hours usage of the Property as contemplated by Paragraph 7.4, all as determined by reference to general Building tenant usage and Comparable Buildings,

Landlord shall reasonably determine or calculate the actual, reasonable cost of such additional electric current, utility or service, and Tenant shall pay such cost, together with a reasonable charge for administrative costs related to such determination, calculation and billing, on a monthly basis to Landlord within ten (10) business days after receipt by Tenant of an invoice therefor.

(b) If Landlord reasonably believes that Tenant is using excess electricity or water, Landlord may cause an electric or water meter to be installed in the Premises in order to measure the amount of electricity or water consumed for any excess use described in the foregoing subparagraph (a), and if such meter actually evidences excess use, the reasonable cost of such meter and of any related wiring or plumbing and their installation shall be paid by Tenant within ten (10) business days after receipt by Tenant of an invoice therefor. (The Building will have one meter for electricity and one meter for water, with respect to each of which Landlord will receive a single bill; therefore, any meter installed in order to measure the amount of electricity or water consumed for any such excess use by Tenant will, in fact, be a sub-meter, and the actual cost of any electricity or water sub-metered to the Premises will be determined by Landlord by extrapolating from the Building cost concerned.) Any such utility expense that is separately billed to and paid for by Tenant pursuant to this Paragraph 8.2 shall not be part of Operating Expenses.

8.3. Certain After-Hours Services. Subject to the provisions of this Lease, and as part of Operating Expenses, Landlord shall furnish lighting and HVAC to the Premises during Building Hours. Tenant may require such services after Building Hours on demand, and may be separately billed, and if billed shall pay within ten (10) business days after receipt by Tenant of an invoice therefor Landlord’s standard charges (set forth below), for any lighting and HVAC used in the Premises during any period other than during Building Hours, provided that such after-hours services are requested or activated by Tenant or Tenant’s Occupants. Currently, Landlord’s standard charges (which approximate actual costs) for such after-hours services are approximately $3.00 per hour per zone for lighting and approximately $25.00 per hour for HVAC. Landlord may, from time to time, increase the charge for providing such after-hours services to reflect any increase in Landlord’s approximate actual costs, which increased charge shall be consistently applied to all Building tenants. Landlord shall use its best efforts to charge Tenant and other Building tenants for after-hours services in a consistent, non-discriminatory manner. Any such charges for after-hours services that are separately billed to and paid for by Tenant pursuant to this Paragraph 8.3 shall not be part of Operating Expenses.

8.4. Service Interruption. Tenant shall immediately notify Landlord of the interruption (a “Service Interruption”) of any service furnished by Landlord under this Lease, and following the receipt of such notice, Landlord shall use its best efforts to restore such service to the Premises as soon as reasonably practicable. Subject to force majeure, and except in cases covered by Paragraphs 13 or 14, with respect to any Service Interruption that renders the Premises untenantable and is not caused by Tenant or Tenant’s Occupants:

(a) commencing on the sixth (6th) consecutive business day of such Service Interruption, Tenant shall be entitled to an equitable diminution of Rent to the extent that the Premises are untenantable as a result of such Service Interruption; and

(b) if the Premises will be or are untenantable for a period of more than ninety (90) consecutive days as a result of such Service Interruption, Tenant shall be entitled to terminate this Lease on notice given to Landlord within ten (10) business days after the later of:

(i) the date on which Landlord provides to Tenant an estimate of the time required to cure such Service Interruption (which notice shall be given by Landlord to Tenant as soon as reasonably practicable, but Landlord shall use its best efforts to provide such notice to Tenant no later than ten (10) days after the occurrence of such Service Interruption); or

(ii) the expiration of such ninety (90)-day period,

and on such notice, Tenant shall vacate and surrender the Premises to Landlord in accordance with the applicable provisions of this Lease.

9. Maintenance and Repairs; Alterations; Access to Premises: Reserved Rights in Common Areas.

9.1. Maintenance and Repairs.

(a) Landlord shall, as part of Operating Expenses, maintain the Property (excepting the Premises and other leased premises in the Building) in good order, condition and repair, in a clean and sanitary condition and in compliance with Laws, in a manner consistent with those procedures and practices generally employed by owners or managers of Comparable Buildings; provided, however, that, subject to reimbursement of Landlord to the extent provided by Paragraph 5, and, subject to Paragraph 12.3, excluding damage caused by Tenant or Tenant’s Occupants, Landlord shall be solely responsible for maintenance and repair of the exterior windows and structural components of the Building, the electrical, gas, plumbing, fire, life safety, HVAC and other base systems and facilities of the Building (excepting any installed by Tenant) and the restrooms, lobbies and other Common Areas, in such manner. Any costs, expenses and fees incurred or payable by Landlord in connection with the maintenance, repair or replacement of any supplemental or other HVAC equipment (beyond the standard Building HVAC) for any data room of Tenant shall not be part of Operating Expenses and shall be directly reimbursed by Tenant to Landlord within ten (10) business days after receipt by Tenant of an invoice therefor. In addition, Tenant shall pay to Landlord the cost of any increased maintenance and repair (including repair as a result of any after-hours damage) resulting from Tenant’s employees’ work in the Premises before and after Building Hours, as set forth in Paragraph 7.4.

(b) Except as expressly set forth in the foregoing subparagraph (a) or elsewhere in this Lease, and excluding damage caused by Landlord or Landlord’s employees, agents or contractors, Tenant shall, at Tenant’s sole cost and expense, maintain the interior, nonstructural elements of the Premises (including, without limitation, all floor and wall coverings, doors and locks) and Tenant’s Property in good order, condition and repair and in a clean and sanitary condition, subject to normal and reasonable wear and tear and the other provisions of this Lease regarding casualty, condemnation, insurance and indemnification.

(c) All work to be performed by either Party under this Paragraph 9.1 shall be completed promptly (and such work shall be performed by Landlord in a manner that is reasonably calculated to minimize disruption to Tenant’s business to the extent reasonably practicable), but in any event each Party shall use its best efforts to complete such work within twenty-four (24) hours in any emergency and within ten (10) business days for all other repairs. If any work cannot reasonably be completed within twenty-four (24) hours or ten (10) business days, as the case may be, such work shall be commenced within the applicable period and thereafter prosecuted continuously and diligently until completed.

9.2. Alterations.

(a) Tenant shall not make or cause or permit to be made any Alteration, unless such Alteration:

(i) equals or exceeds the then-current standard for the Building, including the minimum performance criteria of all design and construction elements contributing to energy savings beyond the LEED baseline claimed in the whole building energy simulation per ANSI/ASHRAE/IESNA 90.l-2007, and utilizes only new and first-grade materials;

(ii) is in conformity with Laws, and is made after obtaining any required permits and licenses;

(iii) is made with the prior consent of Landlord, which consent, in the case of nonstructural, cosmetic Alterations such as carpeting or painting that have absolutely no impact or effect on the structure or the roof, exterior, mechanical, water, electrical, gas, plumbing, fire, life safety, HVAC, telephone, sewer or other systems or facilities of the Building, shall be given or denied within five (5) business days after receipt by Landlord of Tenant’s written request therefor, accompanied by a reasonably detailed description of the change, addition or improvement to be made;

(iv) is made pursuant to plans and specifications approved in advance by Landlord or, if such Alteration does not require a building permit, is made pursuant to a description of such proposed work; provided, that Landlord may not charge Tenant a fee for the review of such plans and specifications or description;

(v) is carried out by persons approved by Landlord, who, if required by Landlord, deliver to Landlord before commencement of their work proof of such insurance coverage as Landlord may reasonably require, with Landlord named as an additional insured; and

(vi) is done only at such time and in such manner as Landlord may reasonably specify.

Notwithstanding the foregoing to the contrary, Paragraphs 9.2(a)(iii), (iv) and (v) (only) shall not apply if (1) the cost of such Alteration does not exceed, in the aggregate, $10,000 in any twelve (12)-month period, (2) such Alteration is purely cosmetic and nonstructural in nature and does not affect or involve the roof, exterior or electrical, gas, plumbing, fire, life safety, HVAC or other systems or facilities of the Building (that is, painting, wall covering and carpet only), and (3) Tenant gives Landlord at least five (5)-business days’ notice prior to making such Alteration.

(b) Subject to Paragraph 17.1, any such Alteration (excluding only Tenant’s Property) shall immediately become and remain the property of Landlord, unless otherwise agreed by the Parties in writing prior to the installation of such Alteration. Tenant shall pay when due the entire cost of any such Alteration. Within thirty (30) days following the imposition of any lien resulting from any such Alteration, Tenant shall cause such lien to be released of record by payment of money or posting of a proper bond.

9.3. Access to Premises.

(a) Landlord and Landlord’s employees, agents and contractors may enter the Premises at reasonable times (including during Building Hours) on at least twenty-four (24) hours’ prior written or verbal notice to Tenant (except in the event of an emergency) for the purpose of:

(i) cleaning, inspecting, altering, improving and repairing the Premises or other parts of the Building;

(ii) at reasonable intervals, ascertaining compliance with the provisions of this Lease by Tenant; and

(iii) showing the Premises to prospective purchasers, tenants or mortgagees (but with respect to prospective tenants for the Premises, only during the last six (6) months of the Term, as the same may be extended, and at any time a Tenant Default exists under this Lease).

Landlord shall have free access to the Premises in an emergency, but Landlord shall use its best efforts to notify Tenant of such emergency as soon as possible. Landlord shall at all times have a key with which to unlock all of the doors in the Premises (excluding Tenant’s vaults, safes and similar areas designated by Tenant in advance); provided, however, that Tenant may designate a limited number of specified rooms, offices or closets within the Premises as off-limits to janitorial service providers, and such providers shall not be permitted to enter therein.

(b) In any entry into the Premises and in any work done by Landlord in the Building, Landlord and Landlord’s employees, agents and contractors shall:

(i) use their best efforts to avoid and minimize any damage or injury to, interference with, and disturbance of, Tenant and the operation of Tenant’s business in the Premises;

(ii) comply with all reasonable security regulations and procedures as may then be in effect with respect to Tenant’s operations in the Premises; and

(iii) use their best efforts to maintain the confidentiality of any materials within the Premises.

Tenant may secure the Premises at all times and may require that any individual entering the Premises be accompanied by an employee of Tenant at all times (except in the case of an emergency).

9.4. Reserved Rights in Common Areas. Landlord reserves the right, at any time or from time to time, to:

(a) establish and enforce reasonable rules and regulations for the use of the Common Areas (including, without limitation, the delivery of goods and the disposal of trash), in accordance with and subject to Paragraph 21;

(b) use or permit the use of the Common Areas by persons to whom Landlord may grant or may have granted such rights in such manner as Landlord may from time to time reasonably designate;

(c) close all or any portion of the Common Areas to make repairs or changes to, to prevent a dedication of, to prevent the accrual of any rights of any person or the public in, or to discourage non-Tenant Occupant use of or parking on, the Common Areas;

(d) construct additional buildings in, or expand existing buildings into, the Common Areas and change the layout of the Common Areas, including, without limitation, enlarging or reducing the shape and size of the Common Areas, whether by the addition of buildings or other improvements or in any other manner;

(e) enter into operating agreements relating to the Common Areas with persons selected by Landlord; and

(f) do such other acts in and to the Common Areas as in Landlord’s reasonable judgment may be desirable;

provided, however, that Landlord, in exercising its reserved rights under the foregoing portion of this sentence, shall exercise reasonable efforts to minimize any adverse impact on the Premises and the operation of Tenant’s business in the Premises, and except during non-Business Hours, shall not shall not materially impair the access to and from the Premises, or reduce the amount of Tenant’s Parking Stall Allocation. If the Common Areas are diminished in accordance with and subject to the foregoing proviso, Landlord shall not be subject to any liability, Tenant shall not be entitled to any compensation or diminution of rent and such diminishment shall not be deemed to be an actual or constructive eviction.

10. Assignment and Subleasing.

10.1. Prohibition.

(a) Except as expressly provided in Paragraph 10.2, Tenant shall not do any of the following without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed:

(i) assign, transfer, mortgage, encumber, pledge or hypothecate this Lease or Tenant’s interest in this Lease, in whole or in part, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise;

(ii) sublease the Premises or any part of the Premises; or

(iii) permit the use and occupancy of the Premises or any part of the Premises by any persons other than (A) employees of Tenant, (B) employees of Tenant’s affiliates, or (C) persons occupying a portion of the Premises for the purpose of transacting business with Tenant.

Consent to any assignment or sublease shall not operate as a waiver of the necessity for consent to any subsequent assignment or sublease and the terms of such consent shall be binding on any person holding by, through or under Tenant. At Landlord’s option, any assignment or sublease without Landlord’s prior consent, when such consent is required by the terms of this Lease, shall be void ab initio (from the beginning).

(b) Without limiting the other instances in which it may be reasonable for Landlord to withhold its consent, Landlord may withhold its consent under subparagraph (a) unless:

(i) Tenant provides to Landlord (A) the name and address of the proposed assignee or subtenant, (B) the terms and conditions of (including all consideration for) the proposed assignment or sublease, (C) any information reasonably required by Landlord with respect to the nature and character of the proposed assignee or subtenant and its business, business history, activities and intended use of the Premises, and (D) a copy of the proposed assignment or sublease;

(ii) the nature, character and reputation of the proposed assignee or subtenant and its business, activities and intended use of the Premises are suitable to and in keeping with the standards of the Building, and in compliance with this Lease (including, without limitation, the Permitted Use) and Laws;

(iii) the proposed assignee or subtenant (and any affiliate of such assignee or subtenant) is not then an occupant of the Building or of any other building within the Project or a person who actively dealt with Landlord or any affiliate of Landlord or any employee, agent or representative of Landlord or any affiliate of Landlord (directly or through a broker) with respect to space in the Building or of any other building within the Project during the three (3) months immediately preceding Tenant’s request for Landlord’s consent (with “actively dealt with” meaning, at least, written correspondence and negotiation for the lease of space within the Project, but excluding, without more, the mere delivery of advertising, leasing or property information relating to the Project); provided, however, that Landlord shall not unreasonably withhold, condition or delay its consent to an assignment of this Lease or a sublease of the Premises to a proposed assignee or subtenant under the foregoing portion of this subparagraph (iii) if neither Landlord nor any affiliate of Landlord is willing and able to accommodate the space needs of such assignee or subtenant within the Project, and Tenant is able to do so by such assignment or sublease;

(iv) the proposed assignee or subtenant is not a governmental entity or instrumentality thereof, unless otherwise approved by Landlord, which approval may be withheld by Landlord if Landlord reasonably determines that the use to be made of the Premises by such governmental entity would be undesirable (such as, for example purposes only, and without limiting the generality of the foregoing, use as a welfare or other social services office for indigent individuals, as a court to which handcuffed defendants may be brought, or as an office to which uniformed or armed individuals may come and go);

(v) the proposed assignment or sublease will not violate any enforceable exclusive use or similar clause in another lease in the Project or give a tenant in the Project a right to cancel its lease;

(vi) neither Landlord nor its affiliates have experienced previous defaults by, and are not in litigation with, the proposed assignee or subtenant or its affiliates;

(vii) (A) the proposed assignee’s or subtenant’s anticipated use of the Premises does not involve the generation, storage, use, treatment or disposal of Hazardous Material; (B) the proposed assignee or subtenant has not been required by any other landlord, lender or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such assignee’s or subtenant’s actions or use of the property in question; or (C) the proposed assignee or subtenant is not subject to an enforcement order issued by any governmental authority in connection with the use, disposal or storage of a Hazardous Material;

(viii) the use of the Premises by the proposed assignee or subtenant will not violate Law, and will not violate Paragraph 7 or any other provision of this Lease;

(ix) the assignment or sublease is not prohibited by Landlord’s lender;

(x) the proposed assignment or sublease will not result in a number of occupants on a floor that exceeds the design capacity of the Building systems;

(xi) the proposed assignment or sublease will not trigger incremental ADA or other legal requirements in the Common Areas or by Landlord in the Premises, or result in a materially greater burden to the Common Areas or require increased services by Landlord; and

(xii) the proposed assignee or subtenant is not a controversial entity such as a terrorist organization, is not an entity traditionally thought or perceived to be sexist such as Playboy, Hustler and Penthouse magazines and the like, and is not an organization traditionally perceived to be racist such as the Ku Klux Klan, American Nazi Party and the like.

(c) If the rent to be charged by Tenant during the term of any assignment or sublease is less than the rent being quoted by Landlord at the time of such assignment or sublease for comparable space in the Building for a comparable term, calculated using a present-value analysis, Tenant shall not publicly advertise such rent and, further, shall require any such assignee or subtenant, in writing, to keep the amount of such rent confidential.

10.2. Affiliate and Certain Other Transfers. Notwithstanding anything contained in Paragraph 10.1 to the contrary, Tenant may, without the consent of Landlord, assign this Lease or sublease all or any portion of the Premises to:

(a) an affiliate, franchisor or franchisee of Tenant;

(b) a person that acquires all or substantially all of the assets or stock of Tenant;

(c) an entity resulting from a merger, consolidation or reorganization with Tenant or Tenant’s parent organization; or

(d) any of Tenant’s business divisions,

provided that (i) such assignee or subtenant assumes the relevant obligations of Tenant under this Lease, (ii) Tenant gives Landlord notice of such assignment or sublease no later than ten (10) business days thereafter, accompanied by an executed counterpart of any assignment or sublease agreement concerned (from which any financial terms may be redacted) if such an assignment or sublease agreement exists, and (iii) such assignee or subtenant has a net worth, cash balance and operating income immediately following such transaction that is reasonably sufficient to satisfy the financial obligations under this Lease or such sublease, as the case may be. In addition, the sale of stock or other equity interests in Tenant on a public stock exchange (e.g., NYSE or NASDAQ), whether in connection with an initial public offering or thereafter, shall not be deemed an assignment of this Lease and shall not require Landlord’s consent.

10.3. Landlord’s Rights.

(a) If this Lease is assigned or if all or any portion of the Premises is subleased or occupied by any person without obtaining Landlord’s prior consent when such consent is required, Landlord may collect Rent and other charges from such assignee or other person, and apply the amount collected to Rent and other charges payable under this Lease, but such collection and application shall not constitute consent or waiver of the necessity of consent to such assignment, sublease or occupancy, nor shall such collection and application constitute the recognition of such assignee, subtenant or occupant as Tenant under this Lease or a release of Tenant from the further payment and performance of all obligations of Tenant under this Lease.

(b) No consent by Landlord to any assignment or sublease by Tenant (and no assignment or sublease by Tenant, whether made with or without Landlord’s consent) shall relieve Tenant of any obligation to be paid or performed by Tenant under this Lease, whether occurring before or after such consent, assignment or sublease, but rather Tenant and Tenant’s assignee or (to the extent of its obligations under its sublease) subtenant, as the case may be, shall be jointly and severally primarily liable for such payment and performance (including, without limitation, the provisions of this Lease limiting the use of the Premises), which shall be confirmed to Landlord in writing on Landlord’s standard form.

(c) Tenant shall reimburse Landlord for Landlord’s reasonable attorneys’ and other fees and costs, not to exceed $2,000 per occurrence (assuming that Landlord is not asked to prepare the assignment or sublease agreement, or to negotiate or revise substantially Landlord’s standard form consent documents) incurred in connection with both determining whether to give consent and giving consent when such consent is required.

(d) No assignment under this Lease requiring Landlord’s consent shall be effective unless and until Tenant provides to Landlord an executed counterpart of the assignment agreement concerned in form and substance reasonably satisfactory to Landlord, in which the assignee has assumed and agreed to perform all of Tenant’s obligations under this Lease on and after the effective date of such assignment, and Landlord has executed and delivered a consent thereto on Landlord’s standard form. No subleasing under this Lease requiring Landlord’s consent shall be effective unless and until Tenant provides to Landlord an executed counterpart of the sublease agreement concerned in form and substance reasonably satisfactory to Landlord and the Sublease Consent Agreement attached as Exhibit C (with such modifications thereto as shall be reasonably requested by Tenant’s subtenant and reasonably agreed to by Landlord), and Landlord has executed and delivered such Sublease Consent Agreement.

(e) Without affecting any of its other obligations under this Lease, if this Lease is assigned or all or any portion of the Premises is subleased (excluding any Non-Consent Transfer), and the rent, additional rent, compensation and other economic consideration received or to be received by Tenant in connection with such assignment or sublease (including, without limitation, any payment in excess of fair market value for services rendered by Tenant to the assignee or subtenant or for assets, fixtures, inventory, equipment or furniture transferred by Tenant to the assignee or subtenant) exceeds Rent payable by Tenant under this Lease for the period concerned (calculated on a per rentable square foot basis if less than all of the Premises is subleased), then Tenant shall pay fifty percent (50%) of such excess to Landlord when received, after deducting reasonable advertising expenses, brokerage commissions, tenant improvement costs and attorneys’ fees actually incurred by Tenant and payable to non-affiliated third parties in connection with such assignment or subleasing, all of which must be amortized over the applicable assignment or sublease term. Prior to Landlord consenting to any such assignment or sublease, Tenant shall provide to Landlord a detailed written schedule of all rent, additional rent, compensation and other economic consideration received or to be received by Tenant in connection with such assignment or sublease, and all reasonable advertising expenses, brokerage commissions, tenant improvement costs and attorneys’ fees actually incurred or to be incurred by Tenant and payable to non-affiliated third parties in connection with such assignment or subleasing, which schedule shall be certified by Tenant to Landlord as true, correct and complete in all respects, with such certification executed by Tenant. As used in this subparagraph (e), the term “Tenant” refers to the assignor in the event of an assignment, and to the sublandlord in the event of a sublease.

11. Indemnity.

11.1. Indemnity by Tenant. Subject to Paragraph 12.3, Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s employees from and against all demands, claims, causes of action, judgments, losses, damages, liabilities, fines, penalties, costs and expenses, including attorneys’ fees, arising from either of the following:

(a) the occupancy or use of any portion of the Property by Tenant or Tenant’s Occupants (including, without limitation, any slip and fall or other accident on the Property involving Tenant or Tenant’s Occupants), unless directly and proximately caused by Landlord or Landlord’s employees, agents or contractors; or

(b) any Hazardous Materials deposited, released or stored by Tenant or Tenant’s Occupants on the Property.

If any action or proceeding is brought against Landlord or Landlord’s employees by reason of any of the matters set forth in the preceding sentence that creates an obligation under the preceding sentence for Tenant to defend, Tenant, on notice from Landlord, shall defend Landlord and Landlord’s employees at Tenant’s sole cost and expense with competent and licensed legal counsel reasonably satisfactory to Landlord, but selected by Tenant. The provisions of this Paragraph 11.1 shall survive Lease end.

11.2. Indemnity by Landlord. Subject to Paragraph 12.3, Landlord shall indemnify, defend and hold harmless Tenant and Tenant’s employees from and against all demands, claims, causes of action, judgments, losses, damages, liabilities, fines, penalties, costs and expenses, including attorneys’ fees, arising from either of the following:

(a) the occupancy or use of any portion of the Property by Landlord or Landlord’s employees, agents or contractors (including, without limitation, any slip and fall or other accident on the Property involving Landlord or Landlord’s employees, agents or contractors), unless directly and proximately caused by Tenant or Tenant’s Occupants; or

(b) any Hazardous Materials deposited, released or stored by Landlord or Landlord’s employees, agents or contractors on the Property.

If any action or proceeding is brought against Tenant or Tenant’s employees by reason of any of the matters set forth in the preceding sentence that creates an obligation under the preceding sentence for Landlord to defend, Landlord, on notice from Tenant, shall defend Tenant and Tenant’s employees at Landlord’s sole cost and expense with competent and licensed legal counsel reasonably satisfactory to Tenant, but selected by Landlord. The provisions of this Paragraph 11.2 shall survive Lease end.

Notwithstanding anything contained in this Paragraph 11 to the contrary, the indemnities set forth in this Paragraph 11 shall not cover employees of Federal Express, United Parcel Service, the United States Postal Service or other mail/package courier companies who enter onto the Property to service multiple tenants of the Building or the Building generally.

12. Insurance.

12.1. Tenant’s Insurance. On or before the date of this Lease, Tenant shall, at Tenant’s sole cost and expense, procure and continue in force the following insurance coverage:

(a) commercial general liability insurance with a combined single limit for bodily injury and property damage of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate, and at least a $5,000,000 umbrella;

(b) property insurance with special causes of loss including theft coverage, insuring against fire, extended coverage risks, vandalism and malicious mischief, and including boiler and sprinkler leakage coverage, in an amount equal to the full replacement cost (without deduction for depreciation) of Tenant’s Property; and

(c) workers’ compensation insurance satisfying Tenant’s obligations under the workers’ compensation laws of the state of Utah, and other insurance required by Laws for the protection of employees of Tenant working on or around the Property with no less than the limits required by Laws, and furnish Landlord with certificates of coverage of such insurance. Such minimum limits shall in no event limit the liability of Tenant under this Lease. Such liability insurance shall name Landlord as an additional insured, and both such liability and property insurance shall be with companies authorized to do business in Utah and having a rating of not less than A:XII in the most recent issue of Best’s Key Rating Guide, Property-Casualty. All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry, and shall only be subject to reasonable deductibles. Tenant may maintain all or any part of the insurance required pursuant to this Lease in the form of a blanket policy covering other locations in addition to the Premises, and Tenant may satisfy its obligations under this Lease with its umbrella policies. Tenant shall, at least ten (10) days prior to the expiration of such policies or as soon thereafter as the same are received by Tenant, furnish Landlord with renewed certificates of insurance. Landlord shall use its best efforts to impose the foregoing insurance requirements on all tenants of the Building.

12.2. Landlord’s Insurance. Landlord shall, as part of Operating Expenses, procure and continue in force:

(a) commercial general liability insurance with a combined single limit for bodily injury and property damage of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate, and at least a $5,000,000 umbrella;

(b) at least basic form property insurance covering the Building for its full replacement cost, subject to such reasonable deductibles as Landlord may select, together with rental income insurance in a reasonable amount;

(c) any insurance required by Laws for the protection of employees of Landlord working on or around the Property (including, without limitation, worker’s compensation insurance) with no less than the limits required by Laws; and

(d) such other reasonable insurance as may reasonably be (i) deemed prudent by Landlord, (ii) required by Landlord’s mortgage lender, or (iii) carried by landlords in Comparable Buildings.

Such minimum limits shall in no event limit the liability of Landlord under this Lease. All such insurance shall be with companies authorized to do business in Utah and having a rating of not less than A:XII in the most recent issue of Best’s Key Rating Guide, Property-Casualty.

12.3. Waiver of Subrogation. Tenant shall cause the property insurance policy required to be carried by Tenant pursuant to Paragraph 12.1(b), and Landlord shall cause the property insurance policy required to be carried by Landlord pursuant to Paragraph 12.2(b), to be written in a manner so as to provide that the insurance company waives all right of recovery by way of subrogation against the other Party in connection with any loss or damage covered by such policy. Regardless of whether such waivers are included in the applicable property insurance policies, and notwithstanding any other provision of this Lease to the contrary:

(a) Tenant waives (with the intent that the waiver be effective against Tenant itself and against any third party claiming by, through or under Tenant, including any insurance company claiming by way of subrogation) all rights that Tenant may have now or in the future against Landlord for compensation for any damage to or destruction of Tenant’s Property caused by fire or other casualty to the extent that Tenant is or will be compensated by property insurance or would be but for a failure of Tenant to maintain property insurance for the full replacement cost of Tenant’s Property (excluding a reasonable deductible) that is required to be carried by Tenant pursuant to Paragraph 12.1(b); and

(b) Landlord waives (with the intent that the waiver be effective against Landlord itself and against any third party claiming by, through or under Landlord, including any insurance company claiming by way of subrogation) all rights that Landlord may have now or in the future against Tenant for compensation for any damage to or destruction of the Building caused by fire or other casualty to the extent that Landlord is or will be compensated by property insurance or would be but for a failure of Landlord to maintain property insurance for the full replacement cost of the Building (excluding a reasonable deductible) that is required to be carried by Landlord pursuant to Paragraph 12.2(b).

The foregoing provisions of this Paragraph 12.3 shall survive Lease end.

13. Damage and Destruction.

13.1. Repair. If the Premises are damaged or destroyed by any casualty, then unless this Lease is terminated in accordance with this Paragraph 13, Landlord shall, as soon as reasonably practicable, in a reasonable, good and workmanlike manner and in accordance with Laws, repair the Premises to the condition in which the Premises were immediately prior to such damage or destruction; provided, however, that Landlord shall not be required to repair any damage to, or to make any restoration or replacement of, Tenant’s Property. If Tenant does not occupy the Premises during the period of such repairs, then during such period, Landlord shall regularly communicate with Tenant regarding the progress of such repairs so that Tenant can reasonably plan for the recommencement of Tenant’s occupancy of the Premises. Landlord shall permit Tenant and its agents to enter the Premises during the thirty (30)-day period prior to the completion of such repairs to prepare the Premises for Tenant’s use and occupancy, including the installation of Tenant’s Property. Any such permission shall constitute a license only and shall be subject to the conditions set forth in Paragraph 4 of the attached Exhibit A.

13.2. Abatement. Until such repair is complete or this Lease is terminated in accordance with this Paragraph 13, Rent shall be abated proportionately commencing on the date of such damage or destruction as to that portion of the Premises rendered untenantable by such damage or destruction, if any; provided, that if only a portion of the Premises is damaged, but such damage causes the entire Premises to be untenantable, the entire Rent shall be abated. If the damage is caused by the negligence or willful misconduct of Tenant or Tenant’s Occupants, Rent shall not abate except to the extent of rental income insurance proceeds relating to this Lease actually received by Landlord, or which would have been received by Landlord had Landlord carried the rental income insurance required to be carried by Landlord pursuant to Paragraph 12.2. Landlord shall use its best efforts to collect such insurance proceeds. If Landlord elects to repair any such damage and Tenant has not elected to terminate this Lease as provided below, any abatement of Rent shall end on the date on which a factually correct notice is given by Landlord to Tenant that the Premises have been repaired, and exclusive possession of the Premises is delivered to Tenant.

13.3. Termination by Landlord. If:

(a) the Premises are damaged as a result of a risk not required to be covered by insurance;

(b) the Premises are damaged in whole or in part during the last twelve (12) months of the Term existing as of the date immediately prior to such damage or destruction;

(c) the Building (whether or not the Premises are damaged) is damaged to the extent of forty percent (40%) or more of its then-replacement value;

(d) the Premises are damaged to the extent that it would take, according to the reasonable estimate of Landlord’s architect or contractor, in excess of nine (9) months after the date on which such damage occurs to complete the requisite repairs; or

(e) insurance proceeds adequate to repair the Property are not available to Landlord for any reason beyond Landlord’s reasonable control (other than any applicable deductible amount) (excluding Landlord’s failure to carry the insurance required under Paragraph 12.2), then Landlord may either elect to repair the damage or terminate this Lease by notice of termination given to Tenant within thirty (30) days after such event, so long as Landlord terminates leases in the Building covering an aggregate of at least seventy-five percent (75%) of the rentable square footage of the Building.

13.4. Termination by Tenant. If the Premises are damaged, Landlord shall provide to Tenant as soon as reasonably practicable, but in no event later than thirty (30) days after the occurrence of such damage, a reasonable estimate of Landlord’s architect or contractor, setting forth the estimated time required to complete the requisite repairs. If the Premises are damaged to the extent that it would take, according to such estimate, in excess of nine (9) months after the date on which such damage occurs, or three (3) months after the date on which such damage occurs if such damage occurs within the last twelve (12) months of the Term, to complete the requisite repairs, and the Premises would be untenantable for such nine (9)-month or three (3)-month period, respectively, Tenant may elect to terminate this Lease by notice of termination given by Tenant to Landlord within ten (10) business days after Landlord provides to Tenant such estimate. If Tenant has the right to, but does not, terminate this Lease pursuant to the immediately preceding sentence, but, subject to force majeure, Landlord fails to repair or restore the Building and Premises within thirty (30) days after the later of (a) the date set forth in such estimate, or (b) the expiration of such nine (9)-month or three (3)-month period, respectively, then Tenant may terminate this Lease as of the date of such damage by giving notice of such termination to Landlord within ten (10) business days after the expiration of such thirty (30)-day period.

13.5. On Termination. If this Lease is terminated pursuant to Paragraphs 13.3 or 13.4, Tenant shall vacate and surrender the Premises to Landlord as soon as reasonably practicable in accordance with Paragraph 17.1, but in no event later than thirty (30) days after Tenant receives or gives a notice of termination. If this Lease is so terminated, Landlord shall return the Security Deposit to Tenant in accordance with Paragraph 6.

14. Condemnation.

14.1. Termination. If the whole of the Premises is taken through a Condemnation Proceeding, this Lease shall automatically terminate as of the date of the taking. The phrase “the date of the taking” means the date of taking actual physical possession by the condemning authority, the entry of an order of occupancy or such earlier date as the condemning authority gives notice that it is deemed to have taken possession. If part, but not all, of the Premises is taken, either Party may terminate this Lease as set forth in this Paragraph 14.1. Landlord may terminate this Lease if any portion of the Property (whether or not including the Premises) is taken that, in Landlord’s reasonable judgment, substantially interferes with Landlord’s ability to operate or use the Property for the purposes for which the Property was intended, so long as Landlord terminates leases in the Building covering an aggregate of at least seventy-five percent (75%) of the rentable square footage of the Building. Tenant may terminate this Lease if any portion of the Property (not including the Premises) is taken that:

(a) terminates all physical access to and from the Premises and the public rights-of-way abutting the Property, and Landlord fails to provide reasonably acceptable substitute access; or

(b) reduces the parking available to Tenant and Tenant’s Occupants on the Property below Tenant’s Parking Stall Allocation, unless Landlord provides to Tenant replacement parking within reasonable proximity to the Building.

Any such termination must be accomplished through notice given no later than thirty (30) days after, and shall be effective as of, the date of the taking. If this Lease is so terminated, Landlord shall return the Security Deposit to Tenant in accordance with Paragraph 6.

14.2. Restoration. In all other cases, or if neither Landlord nor Tenant exercises its right to terminate, this Lease shall remain in effect and Landlord shall restore the remaining portion of the Property and, to the extent affected thereby, the Building and the Premises to the extent of Building standard improvements, to its and their former condition as nearly as is reasonably practicable, and any condemnation award paid in connection with such taking shall be used to the extent necessary for such purpose.

14.3. General. If a portion of the Premises is taken and this Lease is not terminated, Rent shall be reduced in the proportion that the floor area of the Premises taken bears to the total floor area of the Premises immediately prior to such taking. Whether or not this Lease is terminated as a consequence of a Condemnation Proceeding, all damages or compensation awarded for a partial or total taking, including any award for severance damage and any sums compensating for diminution in the value of or deprivation of the leasehold estate under this Lease, shall be the sole and exclusive property of Landlord; provided, that Tenant shall be entitled to any award for loss of, or damage to, Tenant’s Property, loss of business and moving expenses, if a separate award is actually made to Tenant.

15. Landlord’s Financing. Within ten (10) business days after Landlord’s request, Tenant shall execute a subordination, non-disturbance and attornment agreement or other similar document, subordinating this Lease to any mortgage, deed of trust or similar instrument covering the Property, and providing a non-disturbance agreement in favor of Tenant, all in reasonable form and substance reasonably satisfactory to Tenant and the lender concerned. If the holder of any mortgage or deed of trust elects to have this Lease superior to the lien of its mortgage or deed of trust and gives written notice of such election to Tenant, this Lease shall be deemed prior to such mortgage or deed of trust, whether such notice is given before or after foreclosure. On any sale, assignment or transfer of Landlord’s interest under this Lease or in the Premises, including any such disposition resulting from Landlord’s default under a debt obligation, such sale, assignment or transfer shall be subject to this Lease, and Tenant shall attorn to Landlord’s successors and assigns and shall recognize such successors or assigns as Landlord under this Lease, regardless of any rule of law to the contrary or absence of privity of contract, provided that such successors and assigns recognize this Lease and do not disturb Tenant’s use and occupancy of the Premises so long as no Tenant Default exists under this Lease. Landlord shall use its best efforts to obtain a subordination, non-disturbance and attornment agreement in favor of Tenant from Landlord’s current mortgage lender in form and substance reasonably satisfactory to the Parties and such lender, and Tenant shall be solely responsible for any costs, expenses or fees payable to such lender or such lender’s legal counsel in connection therewith.

16. Default.

16.1. Tenant Default. The occurrence of any of the following events shall constitute a “Tenant Default” under this Lease:

(a) Tenant fails to pay any Rent or other sum on the date when due under this Lease, and such failure is not cured within three (3) business days after notice is given to Tenant that the same is past due;

(b) Tenant fails to observe or perform any other term, covenant or condition to be observed or performed by Tenant on the date when due under this Lease, and such failure is not cured within ten (10) business days after notice is given to Tenant of such failure; provided, however, that if more than ten (10) business days is reasonably required to cure such failure, no Tenant Default shall occur if Tenant commences such cure within such ten (10)-business day period and thereafter diligently prosecutes such cure to completion;

(c) Tenant (i) files a petition in bankruptcy, (ii) becomes insolvent, (iii) has taken against it in any court, pursuant to state or federal statute, a petition in bankruptcy or insolvency or for reorganization or appointment of a receiver or trustee (and such petition is not dismissed within sixty (60) days), (iv) petitions for or enters into an arrangement for the benefit of creditors, or (v) suffers this Lease to become subject to a writ of execution; or

(d) Tenant vacates the Premises, if such vacation would adversely affect or render void the property insurance carried by Landlord on the Building; provided, however, that if the sole, adverse effect caused by such vacation is an increase in the premium for such property insurance and Tenant pays the incremental amount of such increase within ten (10) business days after notice thereof, such vacation shall not be a Tenant Default under this Lease.

16.2. Remedies.

(a) Subject to applicable Utah Laws, on any Tenant Default under this Lease, Landlord may at any time, without waiving or limiting any other right or remedy available to Landlord:

(i) perform in Tenant’s stead any obligation that Tenant has failed to perform, and Landlord shall be reimbursed within ten (10) business days after demand for any reasonable cost incurred by Landlord, with interest thereon at the Default Rate from the date of such expenditure until paid in full, with interest;

(ii) terminate Tenant’s rights under this Lease by notice;

(iii) reenter and take possession of the Premises by any lawful means (with or without terminating this Lease); or

(iv) pursue any other remedy allowed by Law.

(b) Tenant shall pay to Landlord the reasonable cost of recovering possession of the Premises, all reasonable costs of reletting (including reasonable renovation, remodeling and alteration of the Premises in a manner that is typical and customary for Comparable Buildings), the reasonable amount of any commissions paid by Landlord in connection with such reletting, and all other reasonable costs and damages proximately caused by the Tenant Default, including attorneys’ fees and costs actually incurred, and shall repay to Landlord all free rent and any other similar concession given to Tenant; provided, however, that for purposes of Tenant’s liability under the foregoing portion of this sentence, such costs of reletting and commissions (only) shall be amortized over the initial term of the new lease, with interest thereon at the Interest Rate, and Tenant shall be liable only for that portion so amortized falling within the remaining portion of the Term.

(c) Notwithstanding any termination or reentry, the liability of Tenant for Rent payable under this Lease shall not be extinguished for the balance of the Term, and Tenant agrees to compensate Landlord on demand for any deficiency (which deficiency shall be reduced by all amounts actually received by Landlord from reletting the Premises). In the event of a Tenant Default, Landlord shall use its best efforts to mitigate its damages in accordance with Utah law.

(d) No reentry or taking possession of the Premises or other action by Landlord or Landlord’s employees, agents or contractors on or following the occurrence of any Tenant Default shall be construed as an election by Landlord to terminate this Lease or as an acceptance of any surrender of the Premises, unless Landlord provides Tenant notice of such termination or acceptance.

16.3. Past Due Amounts.

(a) If Tenant fails to pay when due any amount required to be paid by Tenant under this Lease, such unpaid amount shall bear interest at the Default Rate from the due date of such amount to the date of payment in full, with interest, and Landlord may also charge a sum of five percent (5%) of such unpaid amount as a service fee. This late payment charge is intended to compensate Landlord for Landlord’s additional administrative costs resulting from Tenant’s failure to perform in a timely manner Tenant’s obligations under this Lease, and has been agreed on by the Parties after negotiation as a reasonable estimate of the additional administrative costs that will be incurred by Landlord as a result of such failure. The actual cost in each instance is extremely difficult, if not impossible, to determine. This late payment charge shall constitute liquidated damages and shall be paid to Landlord together with such unpaid amount.

(b) Notwithstanding the foregoing to the contrary, such interest and late payment charge shall not apply if the failure by Tenant to pay when due any amount required to be paid by Tenant under this Lease is cured within three (3) business days after the date on which Landlord gives Tenant written or verbal notice of such failure; provided, that such three (3)-day notice and cure period shall not be applicable more than once in any twelve (12)-month period. Therefore, on the second time in any twelve (12)-month period that Tenant fails to pay when due any amount required to be paid by Tenant under this Lease, such interest and late payment charge will be due and payable by Tenant and such notice and cure period will be inapplicable. (Such notice and cure period applies only to such interest and late payment charge.)

(c) All amounts due under this Lease are and shall be deemed to be rent or additional rent, and shall be paid without (except as expressly provided in this Lease) abatement, deduction, offset, prior notice or demand. Landlord shall have the same remedies for a failure to pay any amount due under this Lease as Landlord has for the failure to pay Basic Monthly Rent.

16.4. Landlord Default. Landlord shall be in default under this Lease (a “Landlord Default”) if Landlord fails to perform an obligation required of Landlord, or to correct a representation or warranty of Landlord made, under this Lease within thirty (30) days after notice by Tenant to Landlord and the holder of any mortgage or deed of trust covering the Property whose name and address have been furnished to Tenant, specifying the respects in which Landlord has failed to perform such obligation, and such holder fails to perform such obligation within a second thirty (30)-day period commencing on the expiration of such first thirty (30)-day period; provided, however, that if the nature of such obligation is such that more than thirty (30) days are reasonably required for performance or cure, no Landlord Default shall occur if Landlord or such holder commences performance or cure within its thirty (30)-day cure period and thereafter diligently prosecutes the same to completion. In no event may Tenant terminate this Lease or withhold the payment of rent or other charges provided for in this Lease as a result of a Landlord Default, unless Tenant first obtains a judicial order expressly authorizing Tenant to do so pursuant to a judicial proceeding, notice of which has been given to Landlord by personal service as required by the Utah Rules of Civil Procedure for such proceeding. Subject to the foregoing provisions of this Paragraph 16.4 and to the provisions of Paragraph 22.8, in the event of a Landlord Default, Tenant shall have the right to pursue all rights and remedies (legal and equitable) available to Tenant under Utah law. Notwithstanding the foregoing portion of this Paragraph 16.4, on receipt of any notice of default from Tenant, Landlord shall promptly commence, and thereafter diligently prosecute to completion, the cure of such default, whether or not Tenant gives notice of such default to the holder of any mortgage or deed of trust covering the Property whose name and address have been furnished to Tenant.

17. Expiration and Termination.

17.1. Surrender of Premises.

(a) Prior to Lease end, Tenant shall, at Tenant’s sole cost and expense:

(i) remove only Tenant’s Property, excluding Tenant’s voice and data lines, wiring, cabling and facilities, and all other property shall, unless otherwise directed by Landlord in accordance with this Paragraph 17.1, remain in the Premises as the property of Landlord without compensation; provided, however, that (A) Tenant shall not remove Tenant’s Property from the Premises without Landlord’s prior consent if such removal will impair or damage the structure of the Building, and (B) at Landlord’s option, Landlord may, at Lease end, remove Tenant’s voice and data lines, wiring, cabling and facilities in accordance with the National Electric Code, as amended, and Tenant shall reimburse Landlord for the reasonable cost of such removal within ten (10) business days after receipt of an invoice therefor;

(ii) repair any damage to the Property caused by or in connection with the removal of any property from the Premises by or at the direction of Tenant; and

(iii) deliver all keys and access cards to the Premises to Landlord, and promptly and peaceably surrender the Premises to Landlord “broom clean,” in good order and condition, subject to normal and reasonable wear and tear and the other provisions of this Lease regarding maintenance, repair, casualty, condemnation, insurance and indemnification.

(b) Any of Tenant’s Property not removed from the Premises on the abandonment of the Premises or on Lease end for any cause shall conclusively be deemed to have been abandoned and may be appropriated, removed, sold, stored, destroyed or otherwise disposed of by Landlord without notice to, and without any obligation to account to, Tenant or any other person unless required to do so by Laws. Tenant shall pay to Landlord all reasonable expenses incurred in connection with the removal and disposition of such Tenant’s Property in excess of any amount received by Landlord from such removal and disposition.

(c) In addition, Landlord may require Tenant to remove any other Alteration made to the Premises by Tenant or by Landlord for Tenant and to restore the Premises to their condition prior to making such Alteration; provided, that, except as set forth in subparagraph (a)(i) above with respect to Tenant’s Property, Tenant shall have no obligation to remove:

(i) the Tenant Improvements made pursuant to Exhibit A; or

(ii) any other Alteration made by Tenant with Landlord’s prior consent if, but only if, at the time such consent was given and prior to installation, Tenant also obtained Landlord’s express consent and agreement to such Alteration remaining in the Premises at Lease end.

17.2. Holding Over.

(a) Tenant must obtain the prior consent of Landlord in order to remain in possession of the Premises after Lease end. If Tenant remains in possession of the Premises after Lease end without obtaining the prior consent of Landlord:

(i) such occupancy shall constitute an unlawful detainer of the Premises (and Tenant shall be subject to an unlawful detainer action therefor), for which period of occupancy Tenant shall pay to Landlord a rental (and not a penalty) in the amount of one hundred fifty percent (150%) of the last Rent payable by Tenant to Landlord, plus all other charges payable under this Lease; and

(ii) Tenant shall reimburse Landlord within ten (10) business days after the receipt of an invoice therefor, accompanied by such detail as may reasonably be requested by Tenant, for all reasonable out-of-pocket costs, expenses, fees, charges or penalties incurred or payable by Landlord in connection with any other tenant or lease for the Premises resulting from the delay by Tenant in surrendering the Premises in accordance with the provisions of this Lease, including, without limitation, penalties or holdover rent paid or credit given to the next tenant for the Premises as a result of late delivery to such tenant of the Premises.

(b) If Tenant remains in possession of the Premises after Lease end with the prior consent of Landlord, such occupancy shall be a tenancy from month-to-month on all of the terms of this Lease and provisions of Utah law applicable to a month-to-month tenancy (which tenancy shall be terminable as of the end of any calendar month by written notice given by either Party to the other at least fifteen (15) days prior to the end of the month concerned) at a rental (and not as a penalty) in the amount of one hundred twenty-five percent (125%) of the last Rent payable by Tenant to Landlord, plus all other charges payable under this Lease.

(c) Notwithstanding anything contained in this Paragraph 17.2 to the contrary, on any termination of this Lease pursuant to Paragraphs 13 or 14, Tenant shall have up to thirty (30) days to surrender the Premises after the effective date of such termination, and the provisions of this Paragraph 17.2 shall not be applicable until after the expiration of such thirty (30)-day period.

17.3. Survival. The provisions of this Paragraph 17 shall survive Lease end.

18. Estoppel Certificate; Financial Statements.

18.1. Estoppel Certificate. Either Party shall, within ten (10) business days after request by the other Party, execute and deliver to the requesting Party an estoppel certificate in commercially reasonable form in favor of the requesting Party and such other persons as the requesting Party may reasonably request setting forth the following:

(a) a ratification of this Lease;

(b) the Commencement Date and Expiration Date;

(c) that this Lease is in full force and effect and (if Landlord is the responding Party, to Landlord’s current, actual knowledge) this Lease has not been assigned, subleased, modified, supplemented or amended (except by such writing as shall be stated);

(d) that, to the current, actual knowledge of the responding Party, all conditions under this Lease to be performed by the requesting Party have been satisfied or, in the alternative, those claimed by the responding Party to be unsatisfied;

(e) that, to the current, actual knowledge of the responding Party, no defenses, claims or offsets exist against the enforcement of this Lease by the requesting Party or, in the alternative, those claimed by the responding Party to exist;

(f) that, to the current, actual knowledge of the responding Party, the responding Party is not in default under this Lease;

(g) that (if true) Tenant has accepted and occupied the Premises;

(h) the amount of advance Rent, if any (or none if such is the case), paid by Tenant;

(i) the date to which Rent has been paid;

(j) the amount of the Security Deposit; and

(k) such other factual information reasonably related to this Lease as the requesting Party may reasonably request.

The requesting party and third parties reasonably designated by the requesting Party shall be entitled to rely on any such estoppel certificate.

18.2. Financial Statements. Tenant shall, within ten (10) business days after Landlord’s request, furnish to Landlord current financial statements for Tenant, prepared in accordance with generally accepted accounting principles or other reasonable accounting standards consistently applied and certified by Tenant to be true and correct. If such financial statements are available online, Tenant shall have complied with the requirements of this Paragraph 18.2 if Tenant provides to Landlord within such ten (10)-business day period the website where such financial statements may readily be obtained by Landlord. If Tenant is a public reporting company registered with the SEC, Tenant shall have complied with the requirements of this Paragraph 18.2 if Tenant provides to Landlord within such ten (10)-business day period its most recent annual 10-K report and any then-existing subsequent quarterly 10-Q and 8-K reports. After the date of this Lease, Landlord shall only request Tenant’s financial statements if required or requested to do so by a current or prospective lender or purchaser. Tenant shall have no obligation to produce financial statements in addition to those, if any, then existing, and shall have no obligation to produce financial statements more often than twice in any twelve (12)-month period.

19. Parking; Signage.

19.1. Parking.

(a) Parking on the Property is provided generally to tenants of the Building on a non-reserved, first-come-first-served basis. During the Term, Landlord shall provide at least the same number of visitor parking spaces as are currently provided for the Building. Tenant and Tenant’s Occupants shall have the non-exclusive right (together with other tenants of the Building) without charge, other than as contemplated by Paragraph 5 with respect to Operating Expenses, to use a number of parking stalls located on the Property equal to Tenant’s Parking Stall Allocation only, and shall not use a number of parking stalls greater than Tenant’s Parking Stall Allocation (excluding de minimis, occasional excess use), unless prior consent has been given by Landlord; provided, however, that as part of Tenant’s Parking Stall Allocation, Landlord shall provide to Tenant, and mark with appropriate signage (at Tenant’s cost), ten (10) reserved, covered parking stalls at no other additional cost in the parking structure serving the Building in a mutually acceptable location.

(b) Automobiles of Tenant and Tenant’s Occupants shall be parked only within parking areas not otherwise reserved by Landlord or specifically designated for use by any other tenant or occupants associated with any other tenant. Landlord and Landlord’s employees, agents or contractors may cause to be removed any automobile of Tenant or Tenant’s Occupants that may be parked wrongfully in a prohibited or reserved parking area, provided that such prohibited or reserved parking area is adequately marked with signs placed in reasonable locations. Each Building lease shall contain limitations on parking substantially similar to those contained in this Paragraph 19.1, and Landlord shall diligently enforce such limitations in a nondiscriminatory manner.

19.2. Signage.

(a) Tenant shall be entitled to Building standard signage on the Building interior directory, at the entrance to the Premises and on the Building exterior multi-tenant monument sign, as well as the Crown Signage described in Paragraph 3.5 (subject to the provisions of Paragraph 3.5), all at Tenant’s sole cost and expense. Tenant shall not place or suffer to be placed (i) on any exterior door, wall or window of the Premises, (ii) on any part of the inside of the Premises that is visible from the outside of the Premises, or (iii) elsewhere on the Property, any sign, decoration, lettering, attachment, advertising matter or other thing of any kind, without first obtaining Landlord’s approval. Unless expressly permitted by this Lease, neither Tenant nor Tenant’s Occupants shall erect, install, hold or place by any method any signage of any type outside of the Premises and on or around the Property, including, without limitation, any banner or placard sign held by individuals on any public property adjacent to or near the Property. Landlord may, at Tenant’s sole cost and expense, following at least ten (10) business days’ prior notice, remove any item erected in violation of this Paragraph 19.2, and may enter the Premises to do so when necessary.

(b) All approved signs or letterings on doors shall be printed, painted and affixed at the sole cost and expense of Tenant by a person approved by Landlord, and shall comply with the requirements of the applicable municipality. At Tenant’s sole cost and expense, Tenant shall maintain all permitted signs and shall, on Lease end, remove all of its signs and repair any damage caused by such removal.

20. Landlord’s Representations and Warranties.

20.1. Representations and Warranties. Landlord represents and warrants to Tenant that (unless otherwise expressly indicated) as of the date of this Lease:

(a) (i) Landlord has good and marketable fee simple title to the Premises and the Property, with full right and authority to lease the Premises to Tenant;

(ii) there are no liens, encumbrances or other matters affecting such title that would interfere with the Permitted Use;

(iii) the Property is zoned to permit the Permitted Use; and

(iv) to Landlord’s current, actual knowledge, there are no covenants, restrictions or other agreements that would interfere with the Permitted Use;

(b) to Landlord’s current, actual knowledge:

(i) the Property has not been used to treat, store, process or dispose of Hazardous Materials;

(ii) there are no releases nor have there ever been any releases of Hazardous Materials at, on or under the Property that would give rise to a cleanup or remediation obligation under any applicable Environmental Laws; and

(iii) the Property does not contain (A) any underground storage tanks, nor have there ever been any underground storage tanks on the Property, (B) asbestos in any form, including insulation or flooring, (C) PCB-containing equipment, including transformers or capacitors, or (D) any other Hazardous Materials that could affect or impair Tenant’s use of or operations at the Property or the health or safety of Tenant’s employees, and notwithstanding anything contained in this Lease to the contrary, Tenant shall have no liability of any kind to Landlord for any pre-existing Hazardous Materials located on the Property as of the date of this Lease, or for any Hazardous Materials that migrate onto or under the Property or otherwise become present at the Property as the result of the activities of anyone other than Tenant or Tenant’s Occupants;

(c) to Landlord’s current, actual knowledge, the Building (including the Premises) complies (and will, as of the Commencement Date, comply) with Laws and any covenants, conditions and restrictions affecting the Building;

(d) to Landlord’s current, actual knowledge, as of the Commencement Date:

(i) the Building (including the Premises) will be free from any material defect in materials or workmanship;

(ii) the Premises will be in good, structurally sound condition and watertight;

(iii) the Building utilities and mechanical, electrical and HVAC systems will be in good, working condition and repair; and

(iv) the fire sprinklers in the Building (including in the Premises) will have adequate flow and pressure in accordance with the regulations of the National Fire Protection Association;

(e) no pending Condemnation Proceeding relating to or affecting the Property exists, and Landlord has no current, actual knowledge that any such action is presently threatened or contemplated; and

(f) as of the Commencement Date, Tenant shall have exclusive possession of the Premises.

20.2. Remedy. If any representation or warranty set forth in Paragraph 20.1 is inaccurate or untrue as of the date when made, Landlord’s sole and exclusive obligation and liability (and Tenant’s sole and exclusive right and remedy) under this Paragraph 20 shall be to cause the condition causing such representation or warranty to be inaccurate or untrue to be corrected or remedied at Landlord’s sole cost and expense, subject, however, to any provision of this Lease (such as, but without limitation, Paragraphs 7 and 9) expressly allocating responsibility to Tenant. Landlord shall so correct or remedy such condition as soon as reasonably practicable following notice of such condition.

21. Rules. Tenant and Tenant’s Occupants shall faithfully observe and comply with all of the rules set forth on the attached Exhibit B, and Landlord may from time to time amend, modify or make additions to or deletions from such rules in a reasonable and nondiscriminatory manner, consistent with Comparable Buildings; provided, that no such amendments, modifications, additions or deletions (either individually or in the aggregate) shall, without Tenant’s prior consent:

(a) adversely affect Tenant’s business operations as permitted under this Lease, Tenant’s compliance with Laws, or Tenant’s use of, or access to and from, the Premises;

(b) materially increase any of Tenant’s obligations, or materially decrease any of Tenant’s rights, under this Lease, or require the payment of any monies to Landlord; or

(c) conflict with any of the express provisions of this Lease;

provided further, that Tenant shall have a reasonable time to bring its operations at the Premises into compliance with any such amendments, modifications, additions and deletions. Such amendments, modifications, additions and deletions shall be effective ten (10) business days after receipt by Tenant of notice, accompanied by a copy of such amendments, modifications, additions or deletions. Although Landlord shall use its best efforts to enforce such rules in a consistent and nondiscriminatory manner against all tenants of the Building (and shall promptly undertake to enforce such rules (without the obligation of bringing a lawsuit) on receipt of notice from Tenant of another tenant’s or occupant’s breach of the rules that is disturbing Tenant or Tenant’s Occupants), Landlord shall not be responsible to Tenant for the failure of any other tenant or person to observe such rules. In the event of any conflict between such rules and the provisions of this Lease, the provisions of this Lease shall prevail.

22. General Provisions.

22.1. No Partnership. Landlord does not by this Lease, in any way or for any purpose, become a partner or joint venturer of Tenant in the conduct of Tenant’s business or otherwise.

22.2. Force Majeure. If either Party is delayed or hindered in or prevented from the performance of any act required under this Lease by reason of acts of God, weather, strikes, boycotts, lockouts, other labor troubles (other than within such Party’s organization), inability to procure labor or materials, fire or other casualty, accident, failure of power, governmental requirements, restrictive Laws of general applicability, riots, civil commotion, insurrection, terrorism, war or other reason not the fault of the Party delayed, hindered or prevented and beyond the control of such Party (financial inability excepted) (any of the foregoing, “force majeure”), performance of the action in question shall be excused for the period of delay and the period for the performance of such action shall be extended for a period equivalent to the period of such delay; provided, however, that the time period customarily associated with obtaining any approvals, permits, consents or waivers shall not be an event of force majeure. The provisions of this Paragraph 22.2 shall not, however, operate to excuse Tenant from the prompt payment of Rent or any other amount required to be paid by Tenant under this Lease, or excuse Landlord from the prompt payment of any amount required to be paid by Landlord under this Lease, except with respect to Tenant as otherwise expressly provided in Paragraphs 8.4. 13 and 14. The Party claiming the benefit of any force majeure delay shall use its best efforts to notify the other Party promptly following the occurrence of any event constituting a force majeure delay.

22.3. Notices. Unless otherwise expressly provided in this Lease, any communication to be given by either Party to the other shall be given in writing by personal service, express mail, Federal Express or any other similar form of courier or delivery service providing proof of delivery, or mailing in the United States mail, postage prepaid, certified, return receipt requested and addressed to such Party as follows:

If to Landlord:

Thanksgiving Park Five, LLC

3400 North Ashton Boulevard, Suite 100

Lehi, Utah 84043

Attention: Andrew Bybee

with a required copy to:

the holder of any mortgage or deed of trust covering the Property whose name and address have been furnished to Tenant

If to Tenant:

Vivint Solar, Inc.

3101 North Thanksgiving Way, Suite 500

Lehi, Utah 84043

Attention: President

Either Party may change the address at which such Party desires to receive notice on notice of such change to the other Party. Any such notice shall be deemed to have been given, and shall be effective, on delivery to the notice address then applicable for the Party to which the notice is directed; provided, however, that refusal to accept delivery of a notice or the inability to deliver a notice because of an address change that was not properly communicated shall not defeat or delay the giving of a notice. Notwithstanding the foregoing, communications under this Lease may also be delivered via fax (provided that a hard copy of any such notice has been dispatched by one of the other means for giving notice within twenty-four (24) hours after faxing). Such fax notice given in the foregoing manner shall be deemed given upon confirmed transmission if sent by fax transmission, provided such transmission is prior to 5:00 p.m. on a business day. If such transmission is after 5:00 p.m. on a business day or is on a non-business day, such notice will be deemed given on the following business day. Any notice to be given by either Party may be given by such Party’s employee, attorney or other agent.

22.4. Severability. If any provision of this Lease or the application of any provision of this Lease to any person or circumstance shall to any extent be invalid, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which such provision is held invalid shall not be affected by such invalidity. Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by Laws.

22.5. Brokerage Commissions. Except as may be set forth in one or more separate agreements between (i) Landlord and Landlord’s broker, or (ii) Landlord or Landlord’s broker and Tenant’s broker:

(a) Landlord represents and warrants to Tenant that no claim exists for a brokerage commission, finder’s fee or similar fee in connection with this Lease based on any agreement made by Landlord; and

(b) Tenant represents and warrants to Landlord that no claim exists for a brokerage commission, finder’s fee or similar fee in connection with this Lease based on any agreement made by Tenant.

Landlord shall indemnify, defend and hold harmless Tenant from and against any claim for a brokerage commission, finder’s fee or similar fee in connection with this Lease based on an actual or alleged agreement made by Landlord. Tenant shall indemnify, defend and hold harmless Landlord from and against any claim for a brokerage commission, finder’s fee or similar fee in connection with this Lease based on an actual or alleged agreement made by Tenant.

22.6. Use of Pronouns. The use of the neuter singular pronoun to refer to either Party shall be deemed a proper reference even though either Party may be comprised of one or more persons. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where more than one Party exists and to two or more persons, shall in all instances be assumed as though in each case fully expressed. Unless the context clearly requires otherwise, the singular includes the plural, and vice versa, and the masculine, feminine and neuter adjectives include one another.

22.7. Successors. Subject to Paragraph 10, all provisions contained in this Lease shall be binding on, and shall inure to the benefit of, the Parties and their respective successors and assigns; provided, however, that on and after any sale of the Premises and assignment of this Lease by Landlord and assumption in writing of this Lease by the transferee, Landlord shall be relieved entirely of all of Landlord’s obligations under this Lease to the extent arising after such sale, assignment and assumption, and such obligations shall automatically pass to Landlord’s successor in interest.

22.8. Recourse by Tenant. Notwithstanding anything in this Lease to the contrary, Tenant shall look solely to the right, title and interest of Landlord in the Property, together with the rents, issues and profits, the proceeds of any sale or insurance carried by Landlord, and the awards of any Condemnation Proceeding, with respect to the Property, subject to the prior rights of the holder of any superior mortgage or deed of trust, for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord on any Landlord Default, and no other asset of Landlord or any other person shall be subject to levy, execution or other procedure for the satisfaction of Tenant’s remedies. Nothing contained in this Paragraph 22.8 shall limit or affect any right that Tenant may otherwise have to obtain injunctive relief or to exercise any other remedies or actions against Landlord that do not require Landlord to respond with other than Landlord’s interest in the Property. The provisions of this Paragraph apply not only to claims under the express terms of this Lease, but also to claims of any kind whatsoever arising from the relationship between the Parties or any rights and obligations they may have relating to the Property or this Lease.

22.9. Quiet Enjoyment. On Tenant paying Rent and all other amounts payable by Tenant under this Lease and observing and performing all of the terms, covenants and conditions on Tenant’s part to be observed and performed under this Lease within any applicable notice and cure period given to Tenant in this Lease, Tenant shall have quiet use and enjoyment of the Premises for the Term without interference, hindrance or interruption from Landlord, or anyone claiming by, through or under Landlord (including, without limitation, any transferee of Landlord’s interest under this Lease, whether by voluntary act or foreclosure), subject to all of the provisions of this Lease.

22.10. No Waiver. No failure by either Party to insist on the strict performance of any covenant, duty or condition of this Lease or to exercise any right or remedy on a breach of this Lease by the other Party shall constitute a waiver of such covenant, duty, condition or breach. Either Party may, but shall not be obligated to, waive any covenant or duty of any other Party, or any of its rights, or any conditions to its obligations, under this Lease by notice to the other Party. No such waiver by either Party will imply or constitute its further waiver of the same or any other matter. No waiver shall affect or alter the remainder of this Lease, but each other covenant, duty and condition of this Lease shall continue in full force and effect with respect to any other then-existing or subsequently-occurring breach. No act or thing done by Landlord or Landlord’s agents during the Term will be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender will be valid unless in writing signed by Landlord. The delivery of Tenant’s keys to any employee or agent of Landlord will not constitute a termination of this Lease unless Landlord has entered into a written agreement to that effect. No payment by either Party, or receipt from either Party, of a lesser amount than the Rent or other amount due will be deemed to be anything other than a payment on account of the earliest Rent or other amount due. No endorsement or statement on any check, or any letter accompanying any check or payment as Rent or other amount, will be deemed an accord and satisfaction. The recipient will accept any check for payment without prejudice to its right to recover the balance of such Rent or other amount due or to pursue any other remedy available to such recipient.

22.11. Rights and Remedies. Except as expressly set forth in this Lease, the rights and remedies of the Parties shall not be mutually exclusive and the exercise of one or more of the provisions of this Lease shall not preclude the exercise of any other provision. The Parties confirm that damages at law may be an inadequate remedy for a breach or threatened breach by either Party of any of the provisions of this Lease. The Parties’ respective rights and obligations under this Lease shall be enforceable by specific performance, injunction or any other equitable remedy. Neither Landlord nor Tenant shall be liable to the other for any consequential, indirect, special, exemplary, punitive or similar damages under Paragraphs 11, 16.2 or 16.4 or any other provision of this Lease.

22.12. Authorization. Each entity Party represents and warrants that:

(a) the individual executing this Lease on behalf of such entity has full power and authority under such entity’s governing documents to execute and deliver this Lease in the name of, and on behalf of, such entity and to cause such entity to perform its obligations under this Lease, without the consent of any third party;

(b) such entity is duly organized and in good standing under the Laws of the state of its formation; and

(c) such entity has the power and authority under Laws and its governing documents to execute and deliver this Lease and to perform its obligations under this Lease.

22.13. Attorneys’ Fees. If any action, lawsuit, mediation, arbitration or proceeding, including bankruptcy proceeding, is brought to recover any Rent or other amount due under this Lease because of any Landlord Default or Tenant Default, to enforce or interpret any provision of this Lease, or for recovery of possession of the Premises, the Party prevailing in such action shall be entitled to recover from the other Party reasonable attorneys’ fees (including those incurred in connection with any appeal), the amount of which shall be fixed by the court and made a part of any judgment rendered. Tenant shall be responsible for all expenses, including, without limitation, reasonable attorneys’ fees, incurred by Landlord in any case or proceeding involving Tenant or any assignee or subtenant of Tenant as the debtor under or related to any bankruptcy or insolvency law. Landlord shall be responsible for all expenses, including, without limitation, reasonable attorneys’ fees, incurred by Tenant in any case or proceeding involving Landlord as the debtor under or related to any bankruptcy or insolvency law. The foregoing provisions of this Paragraph 22.13 shall survive Lease end.

22.14. Merger. Neither the surrender of this Lease by Tenant nor the termination of this Lease by agreement of the Parties or as a result of a Tenant Default shall work a merger, and shall, at Landlord’s option, either terminate any subleases of part or all of the Premises or operate as an assignment to Landlord of any of those subleases. Landlord’s option under this Paragraph 22.14 may be exercised by notice to Tenant and all known subtenants in the Premises.

22.15. Anti-Terrorism.

(a) Tenant represents and warrants to Landlord that:

(i) Tenant and, to Tenant’s actual knowledge, each person owning an interest in Tenant, is (A) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (B) not a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction or other prohibition of United States law, regulation or Executive Order of the President of the United States;

(ii) to Tenant’s actual knowledge, none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as defined below);

(iii) to Tenant’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly);

(iv) to Tenant’s actual knowledge, none of the funds of Tenant has been derived from any unlawful activity with the result that the investment in Tenant is prohibited by Laws or that this Lease is in violation of Laws; and

(v) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true at all times.

The term “Embargoed Person” means any person or government subject to trade restrictions under U.S. law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C.S. Appx. §1 et seq., and any Executive Orders or regulations promulgated under it with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

(b) Tenant agrees:

(i) to comply with all requirements of law applicable to Tenant relating to money laundering, anti-terrorism, trade embargos and economic sanctions, in effect now or after the date of this Lease;

(ii) to notify Landlord promptly in writing if any of the representations, warranties or covenants set forth in this Paragraph 22.15 are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached;

(iii) not knowingly to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under this Lease; and

(iv) at the request of Landlord, to provide such information as may reasonably be requested by Landlord to determine Tenant’s compliance with the terms of this Paragraph 22.15.

(c) Tenant’s inclusion on the List at any time during the Term shall be a default under this Lease. Tenant shall not knowingly permit all or any portion of the Premises to be used or occupied by any person on the List or by any Embargoed Person (on a permanent, temporary or transient basis).

22.16. Entire Agreement. This Lease (including Exhibits A, B and C (with any Appendixes to Exhibit A)) exclusively encompasses the entire agreement of the Parties, and supersedes all previous negotiations, understandings and agreements between the Parties, whether oral or written, including, without limitation, any oral discussions, letters of intent and email correspondence. The Parties have not relied on any representation, understanding, information, discussion, assertion, guarantee, warranty, collateral contract or other assurance (including, without limitation, one relating to square footage), made by or on behalf of any other Party or any other person whatsoever (including, without limitation, any real estate broker or agent), prior to the execution of this Lease. The Parties hereby waive all rights and remedies, at law or in equity, arising or that may arise as the result of a Party’s reliance on any such representation, understanding, information, discussion, assertion, guarantee, warranty, collateral contract or other assurance.

22.17. Construction. This Lease has been prepared by Landlord and its professional advisors and reviewed by Tenant and its professional advisors. Landlord, Tenant and their separate advisors believe that this Lease is the product of all of their efforts, that it expresses their agreement, and that it should not be interpreted in favor of either Party or against either Party merely because of such Party’s efforts in preparing it. The Table of Contents and captions to the Paragraphs of this Lease are for convenience of reference only, do not define, limit or describe the scope or intent of any provisions of this Lease and shall not be deemed relevant in resolving questions of construction or interpretation under this Lease. Unless otherwise set forth in this Lease, all references to Paragraphs are to Paragraphs in this Lease. Exhibits referred to in this Lease and any addendums, riders and schedules attached to this Lease shall be deemed to be incorporated in this Lease as though a part of this Lease.

22.18. Miscellaneous. Tenant shall not record this Lease or a memorandum or notice of this Lease, and any such recordation by or at the direction of Tenant shall be shall be void ab initio (from the beginning) and shall be a breach of this Lease. No amendment to this Lease shall be binding on either Party unless reduced to writing and signed by both Parties. This Lease shall be governed by and construed and interpreted in accordance with the laws (excluding the choice of laws rules) of the state of Utah. Venue on any action arising out of this Lease shall be proper only in the state or federal courts having jurisdiction over the county in which the Property is located. THE PARTIES KNOWINGLY AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ALL MATTERS ARISING OUT OF THIS LEASE OR THE USE AND OCCUPANCY OF THE PREMISES OR RELATED IN ANY WAY TO THE PROPERTY OR THE PARTIES’ LANDLORD/TENANT RELATIONSHIP. Time is of the essence of each provision of this Lease. If there is more than one Tenant named in this Lease (or if more than one Tenant at any time assumes this Lease), the liability of each such Tenant under this Lease for payment and performance according to this Lease shall be joint and several. The submission of this Lease to Tenant is not an offer to lease the Premises or an agreement by Landlord to reserve the Premises for Tenant. Landlord shall not be bound to Tenant until Tenant has duly executed and delivered duplicate original copies of this Lease to Landlord, and Landlord has duly executed and delivered one of those duplicate original copies to Tenant.

[Remainder of page intentionally left blank; signatures on following page]

THE PARTIES have executed this Lease on the respective dates set forth below, to be effective as of the date first set forth above.

LANDLORD:

THANKSGIVING PARK FIVE, LLC, a Utah limited liability company

By	/s/ Nathan W. Ricks
Nathan W. Ricks
Manager

Date	5/6/14

TENANT:

VIVINT SOLAR, INC., a Delaware corporation

By	/s/ Paul Dickson

Print or Type Name of Signatory:

Paul Dickson

Its	VP Operations

Date	5-6-14

EXHIBIT A

to

LEASE

PREPARATION OF PREMISES FOR OCCUPANCY

THIS EXHIBIT is attached to, and is a part of, the foregoing Lease (the “Lease”). All words capitalized in this Exhibit shall have the same meaning given in the Lease. If any conflict exists between the provisions of this Exhibit and the provisions of the Lease, the provisions of this Exhibit shall control.

1. Initial Improvements.

(a) The final space plan (the “Space Plan”) for the Premises, mutually approved by the Parties is attached as Appendix 1.

(b) Landlord shall cause the Base Building Improvements (the “Base Building Improvements”) described on Appendix 2 to be completed in accordance with the plans and specifications (the “Building Plans”) prepared by Landlord, the Building Standards and Specifications (the “Building Standards”) attached as Appendix 3 and Laws. The Base Building Improvements shall be made, and the Building Plans shall be prepared, at Landlord’s sole cost and expense, except that any changes, alterations, modifications or upgrades to:

(i) the Base Building Improvements or the Building Plans requested by Tenant and approved by Landlord; or

(ii) the Tenant Improvements or the Tenant Improvement Plans (both defined below) that result in changes, alterations, modifications or upgrades to the Base Building Improvements or the Building Plans,

shall be made at Tenant’s sole cost and expense.

(c) Landlord shall also cause the Tenant Improvements (the “Tenant Improvements”) described on Appendix 2 to be completed in accordance with the Space Plan, the plans and specifications (including the tenant finishes) (the “Tenant Improvement Plans”) approved by the Parties, the Building Standards and Laws. Subject to the last sentence of this subparagraph (c), the Tenant Improvements shall be made, and the Tenant Improvement Plans shall be prepared, at Landlord’s cost and expense, except to the extent that, at Tenant’s direction, the Tenant Improvements vary from the Space Plan or the Building Standards. To the extent that, at Tenant’s direction, the Tenant Improvements vary from the Space Plan or the Building Standards, such variance shall be made at Tenant’s sole cost and expense. Notwithstanding the foregoing to the contrary, Tenant shall pay to Landlord all costs incurred or payable by Landlord in making the Balconies accessible and usable by Tenant within ten (10) business days after the receipt of an invoice therefor, accompanied by such detail as may reasonably be requested by Tenant, which invoice may be delivered prior to the commencement of construction.

(The Base Building Improvements and the Tenant Improvements are referred to in this Exhibit collectively as the “Initial Improvements.”) The Initial Improvements shall be completed free of any mechanics’ liens, except to the extent of any dispute in connection therewith, in which case Landlord shall adequately protect the Property from the foreclosure of any such lien.

Exhibit A-1

(d) Landlord shall cause the Tenant Improvement Plans to be prepared by a registered professional architect and mechanical and electrical engineer(s). Landlord shall furnish the initial draft of the Tenant Improvement Plans to Tenant for Tenant’s review and approval. Tenant shall within three (3) business days after receipt either provide comments to such Tenant Improvement Plans or approve the same. Tenant shall be deemed to have approved such Tenant Improvement Plans if Tenant does not timely provide comments on such Tenant Improvement Plans. If Tenant provides Landlord with comments to the initial draft of the Tenant Improvement Plans, Landlord shall provide revised Tenant Improvement Plans to Tenant incorporating Tenant’s comments within three (3) business days after receipt of Tenant’s comments. Tenant shall within three (3) business days after receipt then either provide comments to such revised Tenant Improvement Plans or approve such Tenant Improvement Plans. Tenant shall be deemed to have approved such revised Tenant Improvement Plans if Tenant does not timely provide comments on such Tenant Improvement Plans. The process described above shall be repeated, if necessary, until the Tenant Improvement Plans have finally been approved by Tenant.

(e) Landlord shall provide project management services in connection with the construction of the Initial Improvements and the Change Orders (defined below). Such project management services shall be performed without cost to Tenant, except for Change Orders, which shall be performed for a fee of five percent (5%) of all costs related to the construction of the Change Orders. Tenant may, at Tenant’s discretion and sole cost and expense, engage a representative to oversee construction activities on Tenant’s behalf. Said representative shall coordinate its efforts with Landlord’s project manager and/or contractor, shall have full access to all information and documentation with respect to the Tenant Improvements and may be engaged throughout the design and construction process of the Tenant Improvements.

2. Change Orders. If, prior to the Commencement Date and after the Tenant Improvement Plans have finally been approved by Tenant, Tenant requires improvements or changes (individually or collectively, the “Change Orders”) to the Premises in addition to, revision of, or substitution for, the Tenant Improvements, Tenant shall deliver to Landlord for its approval plans and specifications for such Change Orders. Within three (3) business days after such delivery by Tenant, Landlord shall either approve or disapprove such Change Orders, and if Landlord disapproves such Change Orders, Landlord shall advise Tenant of the revisions required. In addition, if specifically requested to do so by Tenant in a request accompanying the plans and specifications for such Change Orders, Landlord shall deliver to Tenant concurrently with Landlord’s approval or disapproval Landlord’s good faith estimate of any Tenant Delay that will result from the contractor’s performance of such Change Orders. Tenant shall revise and redeliver the plans and specifications to Landlord within three (3) business days after Landlord’s advice of its disapproval of a proposed Change Order or Tenant shall be deemed to have abandoned its request for such Change Orders. Tenant shall pay the reasonable, out-of-pocket costs for all preparations and revisions of plans and specifications for, and the construction of, all Change Orders.

3. Commencement Date Delay. The Commencement Date shall be delayed as set forth in Paragraph 1 of the Lease, except, as set forth in said Paragraph 1, to the extent that the delay is actually caused solely by any one or more of the following (each, a “Tenant Delay”):

(a) Tenant’s request for Change Orders (whether or not such Change Orders are actually performed) and the contractor’s performance of any approved Change Orders, except to the extent that the delay exceeds any estimated delay set forth in any Landlord delay estimate for the Change Order concerned;

(b) Tenant’s request for materials, finishes or installations requiring unusually long lead times, provided that Landlord gives notice to Tenant of such lead times at the time of Tenant’s request or as soon thereafter as is reasonably practicable;

(c) Tenant’s delay in reviewing, revising or approving plans and specifications beyond the periods set forth in this Exhibit;

Exhibit A-2

(d) Tenant’s delay in providing information critical to the normal progression of the Tenant Improvements (Tenant shall provide such information as soon as reasonably practicable, but in no event longer than three (3) business days after receipt of such request for information from Landlord);

(e) Tenant’s delay in making payments to Landlord for costs of the Change Orders;

(f) any other act or omission by Tenant or its agents or contractors or persons employed by any of such persons that actually causes a delay of the Commencement Date; or

(g) the failure of any of the following to occur on or before the date set forth (unless such failure is caused by someone other than Tenant):

Matters to be Accomplished	Dates by which to be Accomplished

Lease fully executed and delivered by Tenant	May 5, 2014

Final space plan for the Premises approved by Tenant	May 9, 2014

All Tenant finishes selected and approved by Tenant	May 20, 2014

Final construction drawings for the Premises approved by Tenant	May 23, 2014

If Substantial Completion is delayed by reason of Tenant Delay, then Landlord shall cause Landlord’s architect to certify the date on which Substantial Completion would have occurred but for such Tenant Delay, which date shall be the Commencement Date for all purposes of the Lease; provided, however, that if Tenant objects to the decision of Landlord’s architect by giving notice to Landlord within five (5) business days after receipt of such certification, the dispute shall be resolved by an independent architect mutually selected by the Parties, acting reasonably, the cost of which architect shall be shared equally by the Parties. Landlord shall use its best efforts to provide Tenant with notice of any Tenant Delay as soon as reasonably practicable.

4. Access by Tenant Prior to Commencement Date. Landlord shall permit Tenant and its employees, agents and contractors to enter the Premises during Business Hours during the thirty (30)-day period prior to the Commencement Date to prepare the Premises for Tenant’s use and occupancy, including the installation of Tenant’s Property. Any such permission shall constitute a license only, conditioned on Tenant’s:

(a) working in harmony with Landlord, Landlord’s employees, agents and contractors and other tenants and occupants of the Building, and not interfering with, delaying or otherwise adversely affecting Landlord’s Work;

(b) obtaining in advance Landlord’s approval of the contractors proposed to be used by Tenant and, if requested by Landlord, depositing with Landlord in advance of any work the contractor’s affidavit for the proposed work and the waivers of lien from the contractor and all subcontractors and suppliers of materials; and

(c) furnishing Landlord with such insurance as Landlord may reasonably require against liabilities that may arise out of such entry.

Any such activities shall be governed by Paragraph 9.2 and all other terms of the Lease.

Exhibit A-3

5. Parties’ Representatives. Tenant shall designate an individual to act as Tenant’s representative with respect to all approvals, directions and authorizations pursuant to this Exhibit. Landlord shall designate an individual to act as Landlord’s representative with respect to all approvals, directions and authorizations pursuant to this Exhibit.

Exhibit A-4

Appendix 1

Space Plan

FLOOR PLAN GENERAL NOTES:

FLOOR PLAN KEY NOTES:

VIVINT SOLAR
3101 NORTH THANKSGIVING WAY
LEHI, UTAH 84043

BWA
ARCHITECTS

PERMIT SET

1ST LEVEL PLAN

A101

Exhibit A-5

FLOOR PLAN GENERAL NOTES:

FLOOR PLAN KEY NOTES:

VIVINT SOLAR
3101 NORTH THANKSGIVING WAY
LEHI, UTAH 84043

BWA
ARCHITECTS

PERMIT SET

A105

Exhibit A-6

Appendix 2

Base Building Improvements and Tenant Improvements

Thanksgiving Park

Base Building Improvements

General Building Information

1.	Code: 2009 International Building Code

2.	Jurisdiction: Lehi City and State of Utah

3.	Type of Construction: Type IIA, Occupancy Classification B

4.	Building Height: 5 Stories + Mechanical Penthouse

5.	Fire Sprinklers: Wet Fire Sprinkler system throughout

6.	Structural Design: Reinforced concrete walls for the bathroom and elevators cores, wide flange structural steel columns and beams, and lightweight composite concrete floor over metal decking.

7.	Floor Live Loads:

a)	Office and partitions:	50 PSF + 20 PSF

b)	Lobbies and main floor:	100 PSF

c)	Corridors above main floor:	80 PSF

d)	Mechanical rooms:	125 PSF

e)	Concentrated Loads - All Areas:	2000 PSF

8.	Floor to Floor heights: 13’-10” (structure)

9.	Ceiling heights:

a)	Lobbies and corridors 9’-6” to 11’ (finished)

b)	Tenant Areas 9’ to 9’-6” ceilings finished

10.	Elevators:

Three high speed, high efficient Otis Gen2 traction elevators servicing all floors finished with granite floors, stainless steel doors, granite & wood panel wall finishes and 9’ ceiling heights.

Exhibit A-7

11.	Two exit steel stairways with concrete pans from all floors – painted and finished.

12.	Heating, Ventilation and Air Conditioning (HVAC):

a)	Ventilation and cooling is provided by a floor-by-floor Variable Air Volume (VAV) system served by one (1) roof-mounted, air-cooled liquid chiller of 350 tons nominal capacity. Chilled water is circulated through a closed loop vertical plumbing riser to air handlers located in the equipment room on each floor. Supply and return air ducts are extended from the air handler into the lease area and looped around each floor to supply conditioned air to the VAV terminal boxes. VAV terminal boxes are installed on each floor complete with heating coils, piping and control valves—approximately one VAV terminal box per 1,200 square feet of usable office space (excluding the Balconies). All ductwork and piping are installed “high and tight” against the structural members to allow for lighting and data/communication cabling as part of the Tenant Improvements.

b)	Air conditioning equipment capacity is sized using the following load assumptions: Occupancy load: Average of one person per 240 square feet of usable office space (excluding the Balconies). Any stand alone air conditioning for server rooms is at Tenant’s sole cost and expense.

c)	Heating: One (1) natural gas-fired boiler of 2 million BTU’s, located in the mechanical penthouse on the roof, and is providing hot water to all VAV terminal boxes through a vertical plumbing riser in the building core with plumbing loops on each floor.

d)	Complete HVAC systems servicing all common areas of the building (including, without limitation, main 1st floor lobby, elevator lobbies, and restrooms) is provided as part of the Base Building Improvements.

13.	Domestic Water:

Cold and warm water is provided to all restrooms in the core of the building via 2 stand-alone, gas-fired hot water heaters in the penthouse. A circulation pump will continuously circulate warm water from the boiler through a vertical plumbing riser in the core of the building. Cold domestic water is stubbed out into lease space on each floor for future tenant use. The hot water side is serviced with a water softener located in the penthouse.

14.	Fire Protection System.

A fire riser is constructed to meet applicable national and local Building code requirements. The fire protection water supply enters the Building underground at the fire control room on the main floor near the exterior of the Building. Wet standpipes rise vertically through the stairwells. Branch lines complete with sprinkler heads are installed in the building core. A main branch line (defined as 2- 1⁄2” in diameter or larger) is extended from the core into the tenant lease areas on each floor in two directions as part of the Base Building Improvements.

15.	Electrical Systems:

Electrical service is installed to meet applicable national and local building codes.

a)	Power to Panel Electrical service is provided from the electrical utilities service entry point to the switchboard and panels in the equipment room located on each floor.

•	Lighting load: Average lighting load is .60 watts per one square foot for all areas (excluding the Balconies).

•	Office equipment load: Average of one personal computer (CPU and monitor) per 240 square feet of usable office space (excluding the Balconies).

b)	Fire alarm system is provided to meet applicable building codes in the core areas of the Building. Systems are designed to the necessary capacity to integrate future horns and strobes on Tenant’s floors.

Exhibit A-8

c)	Communication conduit and interduct is provided from the elevator core to Thanksgiving Way and to Ashton Boulevard for Qwest copper lines and fiber lines as well as conduits for other communication providers. Conduit has also been extended between buildings for future communication connections in Thanksgiving Park. Tenant must have arrangements made with a communication provider in the park for communication services no later than 75 days prior to occupancy.

d)	Emergency back-up generator is provided for life safety in the building core and shell. Landlord has provided a 650KW generator as part of this package and is sized for additional tenant use in their leased areas and is available to each tenant for an additional cost.

16.	After Hours Usage

Advanced Control System (ACS), is an after-hours system, and is installed to monitor after hours usage for the tenants. ACS is a PC based, tenant override, and automatic billing system. ACS provides tenants with direct access for implementation of after-hours requests for HVAC and or lighting usage via the internet.

17.	Access Control System

An after-hour exterior door access control system is installed as part of the Base Building Improvements. The system includes electro-magnetic locks installed at the head of all exterior doors and is connected to a server in the main floor electrical room. Card readers are installed at primary entrances to the Building. Scheduling and monitoring of after-hour usage is controlled by a computer in Landlord’s office. (The system is expandable. The incremental cost for additional expansion control modules and/or cards and readers for Tenant use is at Tenant’s sole cost and expense.)

18.	Surveillance System:

Landlord has an IP based video surveillance system that monitors all exterior building entrances and parking lots. Surveillance cameras are mounted on the roof, in the main floor lobby, and in the main floor exit corridors. All cameras are monitored and controlled on a computer in Landlord’s office.

19.	Parking:

A minimum of 90% of all parking stalls are sized 9’ x’ 18’. Handicap accessible parking stalls are provided according to all applicable laws along with designated parking stalls for high fuel efficient vehicles and secure bicycle storage.

Base Building Improvement Standard Finishes

Base Building Improvements are constructed in accordance with applicable national and local building and life-safety code requirements including stairwells, elevators, restrooms, equipment rooms, mechanical systems, fire protection systems and electrical systems on each floor, finished per the following Building standards:

•	Exterior Building Finishes: Combination of Terra-Neo, EFIS, GFRC, reflective glass and glass curtain walls, aluminum frames & entrances.

•	Exterior common areas of hardscape and landscape completed per approved site plan including lighted walkways to building entrances, up lighting on the building exterior and lighted parking areas.

Interior Common Areas

•	1st floor entrance and elevator lobby: Floors are granite tile; walls are a combination of glass windows, granite wainscot and wood paneling; lighting is a combination of indirect recessed fluorescent light fixtures and wall sconces.

Exhibit A-9

•	2nd, 3rd, 4th and 5th level elevator lobbies: Granite floor tile; granite base; granite borders around the elevators; painted sheetrock walls; lighting is a combination of indirect recessed fluorescent lights.

•	Building Directory: An electronic touch screen Building directory is provided in the elevator lobby on the first floor.

•	Postal Boxes: A bank of Post Office Boxes are provided for each tenant and are located on the main floor in the exit corridor behind the restroom area.

•	Restrooms: Floors are granite tile, walls are a granite wainscot, walls (above the wainscot) and ceilings are painted sheetrock, recessed and surface mounted lighting and wall sconces are provided. Countertops are of natural granite with stainless steel sinks. Ceiling mounted stainless steel toilet partitions in both the men’s and women’s restrooms. Motion censored faucets and paper towel dispensers. The men’s’ restrooms have wall mounted fixtures with pressurized flush values with motion censored water closets along with waterless urinals to conserve water. The women’s restrooms have dual flush valves in each water closet to conserve water.

•	2 Drinking fountains per floor located just outside the restrooms.

•	Equipment rooms: Concrete walls, sealed concrete floors; exposed structure ceilings; fluorescent strip lighting hung from structure above.

•	Stairwells: Concrete and steel stairs and landings, with painted concrete walls, sealed concrete floors and painted steel handrails. Lighting for emergency egress is included.

•	Elevators: Combination of wood and granite panels on the walls; granite flooring; standard ceiling with recessed lighting metal trim and accessories.

•	Life-safety exit and egress lighting with alarms and horns as required by code.

•	Building signage including stairwells, exiting, and elevator instructions as per code.

No-Smoking

Tenants, employees, or visitors may not smoke in the building or within 25 feet of any door or operable window. A designated smoking area has been provided on the outside corner of the building with a smoker’s pole for proper disposal of cigarette butts.

Tenant Improvements

HVAC

•	Building standard HVAC, including VAV boxes, medium and low-pressure ductwork, diffusers, sensors and controls.

Electrical and Fire Sprinkler System

•	Fire sprinkler drops and finish sprinkler heads

•	Building standard light fixtures

•	Illuminated exit lights in Tenant corridors and space

•	Building standard switches and power outlets

•	Building standard voice and data boxes

Finishes and Miscellaneous

•	Building standard acoustical ceilings

•	Building standard sheetrock ceilings

•	Building standard paints, wall coverings, etc.

Exhibit A-10

•	Building standard doors

•	Interior walls (framing, insulation, sheetrock, finishes, etc.)

•	Tenant lobby and corridor finishes

•	Floor coverings (carpet, ceramic tile, VCT tile, etc.) including base

Tenant Property

(To be provided and paid for by Tenant)

Miscellaneous

•	Tenant signage/logo

•	Voice and data cabling

•	Tenant furniture, fixtures and equipment

•	All Tenant personal property

•	Window blinds

Exhibit A-11

Appendix 3

Building Standards and Specifications

Space Planning Assumptions

•	70% open floor plan

•	30% individual rooms & offices

Doors

•	VT Industries – Architectural Wood Doors

•	3’ x 8’ x 1 3⁄4” Solid staved wood core, Premium Grade A - Mahogany Veneer

•	Matching hardwood edges

•	Plain Sliced mahogany wood (use recycled wood for a Leed point)

•	Factory Finished - Natural Clear Finish

Door Frames & Sidelights

•	Minimum 16 gauge, cold rolled steel w/welded comers

•	Finish: enamel paint (see paint below)

Hardware

•	Entrances and or offices: Sargent 10G05 26D commercial grade series – solid cast lever door handles - Keyed for a master building key and a tenant master key.

•	Passage set at interior doors: Sargent 10G04 26D commercial grade series – solid cast lever door handles

•	Privacy or bathroom set at interior doors: Sargent 10U65 26D commercial grade series – solid cast lever door handles

•	Finish: US26D Brushed Aluminum

•	Hinges: McKinney Full Mortise Hinges 26D TA2714 4 1⁄2 X 4 1⁄2

•	Entry door closer: Sargent 351 CPS commercial grade EN finish or equal

•	Door stop: Wall bumper – Rockwood 409, US32D (provide backing in wall)

•	Flush Bolts: Rockwood 1942, US26D

Paint – Manufacture is Kwal Paint

•	Wallboard: Sheetrock primer and one-two coats egg-shell or flat finishes

•	Ferrous Metals: Metal primer & one-two coats enamel semi gloss

Wall coverings for Tenant Lease Areas

•	To be approved by Landlord

Carpet

•	Shaw Carpet Mills, Divide 5A065 – Color: Calculate 65500

•	Minimum weight: 26 AZ/SQ.YD, 11 stitches per inch

•	Matching carpet base with bounded edge

Þ	Select from color palette approved by Landlord

Exhibit A-12

Þ	Alternate carpet or carpet squares as approved by Landlord

Vinyl Composite Tile

•	For use in break rooms or workrooms

•	Manufacturers: Armstrong or approved equal

Þ	Select from color palette approved by Landlord

Ceilings in Tenant Lease Areas

•	2’ x 2’ white acoustical tile

•	Regressed tegular edge

•	White metal grid

Þ	Use of other colors and or sizes to be approved by Landlord

Exterior Window Coverings

•	Levolor 1” Sheer View Metal blind – color #34

•	Or Similar – Hunter Douglas 1” perforated metal blind

Window Sills

Painted gyp board

Mechanical Specifications

•	Floor by floor air handlers

•	Air cooled chiller

•	Fan-powered VAV terminal units with DDC controls and hot water coils

•	2’ x 2’ ceiling supply air diffusers, pre finished steel (Nailor Industries or an approved equal)

•	Perforated return air diffusers (Nailor Industries or an approved equal)

•	Johnson Controls and ACS Management controls for HVAC and after hours lighting

Ducting

•	Medium Pressure duct: Galvanized steel oval and round

•	Rectangular Medium Pressure- Single wall-galvanized sheet metal with 1” acoustical liner (as shown on drawings)

•	Low Pressure (downstream of VAV): Flexible Polyethylene encapsulated steel wire helical duct with 1” fiberglass insulation and polyethylene vapor barrier

Electrical Specifications

The following are a list of Building standard lighting fixtures:

•	2’ x 4’, Recessed Direct Indirect fixture 2 T5 fluorescent lamps, electronic ballast, 277 volt

•	2’ x 2’, Recessed Direct Indirect fixture, 2 T5 fluorescent lamps, electronic ballast, 277 volt

•	Recessed fluorescent down light with one (1) 26 to 32 watt lamp, or equal

•	Recessed florescent washer light with one (1) 26 to 32 watt lamp, or equal

•	Emergency egress lights as required per code.

•	All lighting except for emergency egress and exit lighting are controlled by the building energy management system with tenant override switching; any use of the lighting systems outside of the standard building occupancy schedule will incur an after-hours charge.

Exhibit A-13

•	Fluorescent lighting fixtures are budgeted at the rate of one (1) fixture per 75 square feet of usable office area (excluding the Balconies).

•	Decorative and recess lighting is considered an over standard tenant improvement

Lighting load is not to exceed 0.60 watts per square foot (excluding the Balconies).

Power & communication raceways and outlets as follows:

•	Each 12’ x 14’ typical office is allotted two (2) 15 Amp duplex outlets (6 to 8 per 20 amp circuit) and one (1) voice/data ring and string to accessible ceiling. Additional can be added at request of Tenant.

•	Open area power will allow for either one (1) 15Amp duplex outlet (6 to 8 per 20 amp circuit) per 50 SF, or a 3 circuit furniture feed for each group of 6 to eight cubicles, or a 4 circuit feed for each group of 10 to 12 cubicles. Additional can be added at request of Tenant.

•	Landlord is providing a building fire alarm system meeting local and national building codes. Base system is of sufficient capacity to allow installation of horns/strobes in all lease areas as required to meet local code.

Exhibit A-14

EXHIBIT B

to

LEASE

RULES

The rules set forth in this Exhibit are a part of the foregoing Lease (the “Lease”). Whenever the term “Tenant” is used in these rules, such term shall be deemed to include Tenant and Tenant’s Occupants. The following rules may from time to time be modified by Landlord in the manner set forth in the Lease. The terms used in this Exhibit shall have the same meaning as set forth in the Lease. If any provision of these rules conflicts with any provision of the Lease, the provision of the Lease shall control.

1. Obstruction. Any sidewalks, entries, exits, passages, corridors, halls, lobbies, stairways, elevators or other similar Common Areas shall not be obstructed by Tenant or used for any purpose other than ingress and egress to and from the Premises. Tenant shall not place any item in any of such locations, whether or not such item constitutes an obstruction, without the prior consent of Landlord. Landlord may remove any obstruction or any such item without notice to Tenant and at the sole cost and expense of Tenant. Any sidewalks, entries, exits, passages, corridors, halls, lobbies, stairways, elevators or other Common Areas are not for the general public, and Landlord shall in all cases retain the right to control and prevent access to them by all individuals whose presence, in the reasonable judgment of Landlord, would be prejudicial to the safety, character, reputation or interests of the Property or Landlord’s tenants. Tenant shall not go on the roof of the Building, except as may otherwise be expressly provided in the Lease.

2. Deliveries. All deliveries and pickups of supplies, materials, garbage and refuse to or from the Premises shall be made only through such access as may reasonably be designated by Landlord for deliveries and only during normal weekday business hours. Tenant shall not obstruct or permit the obstruction of such access. Tenant shall be liable for the acts and omissions of any persons making such deliveries or pickups, in accordance with and subject to Paragraph 11.1 of the Lease.

3. Moving. Furniture and equipment shall be moved in and out of the Building only through such access as may reasonably be designated by Landlord for deliveries and then only during such hours and in such manner as may reasonably be prescribed by Landlord, but Landlord shall not impose any additional or special charge in connection therewith. If Tenant’s movers damage any part of the Improvements, Tenant shall pay to Landlord on demand the amount required to repair such damage, and Landlord shall thereafter repair such damage.

4. Heavy Articles. No safe or article, the weight of which may, in the reasonable opinion of Landlord, constitute a hazard of damage to the Building, shall be moved into the Premises. Other safes and heavy articles shall be moved into, from or about the Building only during such hours and in such manner as shall reasonably be prescribed by Landlord, and Landlord may reasonably designate the location of such safes and articles.

5. Building Security. On business days and on other days between the hours of 6:00 p.m. that evening and 8:00 a.m. the following day, access to the Building, the halls, corridors, elevators or stairways in the Building or to the Premises may be refused unless the individual seeking access is known to the individual or employee of the Building in charge or has a pass and is properly identified, but will not be refused if the individual seeking access is known to the individual or employee of the Building in charge or has a pass and is properly identified. In the event of an invasion, mob, riot, public excitement or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the

Exhibit B-1

same by closing the doors of the Building or any other reasonable method, for the safety of the tenants and protection of the Building and property in the Building. Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building (including, without limitation, the installation of security cameras, scanning devices and other security technology in the Common Areas), provided that such systems and procedures shall not unreasonably disturb Tenant’s business. Tenant shall be entitled to receive a number of key cards for after-hours access to the Building equal to Tenant’s Parking Stall Allocation for a fee of not less than $3 per key card, provided that Tenant first has paid to Landlord in full any amounts due under Exhibit A attached to the Lease. Additional cards and replacement cards for any key cards that are lost or stolen may be issued by Landlord for a handling fee to be reasonably determined by Landlord, but such fee will not be less than $25 per replacement card.

6. Pass Key. The janitor of the Building may at all times keep a pass key to the Premises, and, subject to Paragraph 9.3 of the Lease, shall be allowed reasonable admittance to the Premises (excluding Tenant’s vaults, safes and similar areas designated by Tenant in advance); provided, that in any entry of the Premises, such janitor shall use its best efforts to minimize any interference with, or disturbance of, Tenant and the operation of Tenant’s business in the Premises.

7. Locks, Access Cards and Keys. No additional lock or locks shall be placed by Tenant on any door in the Building and no existing lock shall be changed unless consent of Landlord shall first have been obtained, except for any card access system being installed as part of the initial improvements to the Premises made in accordance with Exhibit A to the Lease. A reasonable number of access cards and keys to the Premises and to the toilet rooms, if locked by Landlord, will be furnished by Landlord without charge, other than as contemplated by Paragraph 5 with respect to Operating Expenses, and Tenant shall not have any additional access cards or keys made. At Lease end, Tenant shall promptly return to Landlord all access cards and keys to offices and toilet rooms and provide Landlord with all combinations and keys for any locks, safes, cabinets and vaults remaining in the Premises. Tenant shall keep the doors of the Premises closed and securely locked when Tenant is not at the Premises. Subject to the provisions of the Lease, including, without limitation, Paragraphs 9.2 and 9.3, Tenant may, at Tenant’s sole cost and expense, install its own card-reader system for the Premises.

8. Use of Water Fixtures. Toilets and other water fixtures shall not be used for any purpose other than that for which the same are intended. No foreign substances of any kind shall be placed in them, and any damage resulting to the same from use on the part of Tenant shall be paid for by Tenant. No individuals shall waste water by tying back or wedging the faucets or in any other manner. On leaving the Premises, Tenant shall shut off all water faucets located within the Premises. Tenant shall use all public restrooms in the Building in a reasonable and typical manner consistent with Comparable Buildings.

9. No Animals; Excessive Noise. No animals shall be allowed in the Building, other than service animals for disabled persons. Neither Tenant nor Tenant’s Occupants shall disturb the occupants of the Building or adjoining buildings or space by the use of any electronic equipment or musical instrument or by the making of loud or improper noises.

10. Bicycles. Bicycles and other vehicles shall not be permitted anywhere inside or on the sidewalks outside of the Building, except in those areas designated by Landlord for bicycle parking. Landlord shall provide for the use of Tenant’s employees enclosed, secure bike storage in a building located near the Building.

11. Trash. Tenant shall not allow anything to be placed on the outside of the Building, nor shall anything be thrown by Tenant out of the windows or doors, or down the corridors or ventilating ducts or shafts, of the Building. All trash and refuse shall be placed in receptacles provided by Landlord for the Building or by Tenant for the Premises.

12. Exterior Windows, Walls and Doors. No window shades, blinds, curtains, shutters, screens or draperies shall be attached or detached by Tenant and no awnings shall be placed over the windows without Landlord’s prior consent.

Exhibit B-2

13. Hazardous Operations and Items. Tenant shall not install or operate any steam or gas engine or boiler, or carry on any mechanical business in the Premises without Landlord’s prior consent. (The phrase “mechanical business” does not include typical office use of computers, printers, copiers, fax machines and other similar office equipment.) Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline or other inflammable or combustible fluid or material, or, without Landlord’s prior consent, use any HVAC other than that supplied by Landlord; provided, however, that the foregoing shall not prohibit the storage, use or disposal of cleaning materials, ink, toner and other typical office supplies that are stored in reasonable quantities and are transported, stored, used and disposed of in accordance with Laws. Explosives or other articles deemed extra hazardous shall not be brought into the Building.

14. Hours for Repairs, Maintenance and Alteration. Any repairs, maintenance and alterations required or permitted to be done by Tenant under the Lease shall be done only during the normal weekday business hours unless Landlord shall have first consented to such work being done at other times; provided, however, that Tenant may proceed with after-hours emergency repairs to Tenant’s property without the prior consent of Landlord if Tenant has a bona fide emergency, and despite its best efforts, Tenant has been unable to communicate with Landlord in advance, so long as Tenant promptly delivers to Landlord a description, in reasonable detail, of the repairs made. If Tenant desires to have any repairs or maintenance required to be done by Landlord under the Lease to be done by Landlord’s employees on Saturdays, Sundays, holidays or weekdays outside of normal weekday business hours, Tenant shall pay the extra cost for such labor, unless such work, if done during ordinary business hours, will impede Tenant’s ability to operate Tenant’s business in a reasonable fashion, in which case the cost of such labor shall be included in Operating Expenses, subject to the provisions of the Lease.

15. No Defacing of Premises. Except as permitted by Landlord by prior consent or as otherwise expressly permitted by the terms of the Lease, Tenant shall not paint, mark on, place signs on, cut, drill into, drive nails or screws into, or in any way deface the walls, ceilings, partitions or floors of the Premises or of the Building, with the exception of hanging artwork and LCD screens, whiteboards and internal marketing materials customarily utilized by Tenant in the normal course of Tenant’s business operations in a normal and reasonable manner (but excluding any construction), so long as prior to Lease end the same are removed and all holes and other damage caused thereby are repaired in accordance with Paragraph 17.1 of the Lease. Pictures or diplomas shall be hung on tacks or small nails and, notwithstanding the foregoing, may be hung without Landlord’s prior consent; Tenant shall not use adhesive hooks for such purposes. Tenant shall not be obligated to repair any holes caused by such tacks or small nails.

16. Chair Pads. Tenant is advised to install and maintain under all caster chairs a chair pad, or to take other reasonable steps, to protect the carpeting. If Tenant fails to comply with the immediately preceding sentence, Tenant shall be responsible for any wear and tear of the carpet that would not have occurred had Tenant so complied.

17. Solicitation; Food and Beverages. Landlord reserves the right to restrict, control or prohibit canvassing, soliciting and peddling within the Building. Tenant shall not grant any concessions, licenses or permission for the sale or taking of orders for food or services or merchandise in the Premises, install or permit the installation or use of any machine or equipment for dispensing food or beverage in the Building, nor permit the preparation, serving, distribution or delivery of food or beverages in the Premises, without the prior approval of Landlord and only in compliance with arrangements prescribed by Landlord. Only individuals approved by Landlord shall be permitted to serve, distribute or deliver food and beverage within the Building outside the Premises or to use the public areas of the Building for that purpose. No cooking shall be done or permitted by Tenant on the Premises; provided, that Tenant may use microwave or toaster ovens, refrigerators (but shall not connect any water lines to such refrigerators without the prior written consent of Landlord) and coffee pots in connection with its use of the Premises. Notwithstanding anything in this Paragraph 17 to the contrary, Tenant may, at Tenant’s sole cost and expense, install or have installed in the Premises vending machines for the use of Tenant’s Occupants, and have food and beverage delivered to and served in the Premises for Tenant’s Occupants.

Exhibit B-3

18. Directory. Any bulletin board, directory or monument sign for Building tenants shall be provided exclusively for the display of the name and location of Building tenants only and Landlord reserves the right to exclude any other names. Landlord reserves the right to review and approve all signage and directory listings. Tenant shall pay Landlord’s reasonable charges for changing any directory listing at Tenant’s request.

19. Building Name. Landlord may, without notice or liability to Tenant, name the Building and change the name, number or designation by which the Building is commonly known, provided that such name will not lessen the first-class status of the Building. If Landlord changes the address of the Building and such change necessitates a change in Tenant’s stationery or business cards, Landlord shall reimburse Tenant for Tenant’s out-of-pocket costs for a one-month’s supply of replacement stationery and business cards showing the new address. Tenant shall not use the name of the Building for any purpose other than the address of the Building.

20. Expulsion. Landlord reserves the right to exclude or expel from the Building any individual who, in the reasonable judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

21. Public Areas. Subject to the terms and conditions of the Lease, Landlord may control and operate the public portions of the Building, and the public facilities and HVAC, as well as facilities furnished for the common use of the tenants, in such manner as Landlord reasonably deems best for the benefit of the tenants, consistent with Comparable Buildings, provided that such control and operation shall not unreasonably interfere with Tenant’s access to, or use of, the Premises.

22. Wireless Internet. If Tenant’s wireless internet service causes interference with the wireless internet of other tenants in the Building, Tenant shall promptly eliminate such interference. If any other tenant’s or occupant’s wireless internet service causes interference with Tenant’s wireless internet service, Landlord shall use its best efforts (without an obligation to file a lawsuit) to cause such interference to cease as soon as possible after Landlord’s receipt of notice from Tenant of such interference.

Exhibit B-4

EXHIBIT C

to

LEASE

SUBLEASE CONSENT AGREEMENT

(See attached)

Exhibit C-1

SUBLEASE CONSENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into as of the          day of             , 20    , among the following:

(i) THANKSGIVING PARK FIVE, LLC, a Utah limited liability company (“Landlord”), whose address is 3400 North Ashton Boulevard, Suite 100, Lehi, Utah 84043, Attention: Andrew Bybee;

(ii)             , a              (“Tenant”), whose address is                     ; and

(iii)             , a              (“Subtenant”), whose address is                     .

(Landlord, Tenant and Subtenant are referred to in this Agreement collectively as the “Parties,” and individually as a “Party.”)

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Definitions. As used in this Agreement, each of the following terms shall have the indicated meaning:

“Lease” means the Lease, dated                     , [as amended by                     ,] entered into between Landlord or its predecessor in interest, as landlord, and Tenant or its predecessor in interest, as tenant, a copy of which is attached as Exhibit A;

“Premises” means the premises covered by the Lease;

“Sublease” means the [Sublease], dated             , entered into between Tenant, as sublandlord, and Subtenant, as subtenant, covering the Subleased Premises, a copy of which is attached as Exhibit B; and

“Subleased Premises” means [a portion of] Suite[s]          on the              floor[s] of the office building located at                     , consisting of approximately              square feet and shown on the attached Exhibit C.

2. Consent to Sublease; Representations and Warranties.

2.1. Consent to Sublease. Landlord consents to the subleasing by Tenant to Subtenant of the Subleased Premises; provided, however, that:

(a) such consent does not:

(i) relieve, release or discharge Tenant of any obligation to be paid or performed by Tenant under the Lease, including, without limitation, the payment of rent and other amounts when due under the Lease, whether occurring before or after such consent or the date of the Sublease, and Tenant will not be released from any liability under the Lease because of Landlord’s failure to give notice of default by Subtenant under or with respect to any of the provisions of the Lease, but rather Tenant and, with respect to the Subleased Premises (except as expressly set forth in the Sublease with respect to the amount of rent or security deposit payable), Subtenant shall be jointly and severally primarily liable for such payment and performance;

(ii) constitute consent by Landlord to, approval or ratification by Landlord of, or agreement by Landlord with, any particular provision of the Sublease or a representation or warranty by Landlord with respect to the Sublease, and Landlord shall not in any respect or for any purpose be bound or estopped by the Sublease; or

(iii) constitute a consent to any change, alteration, addition, improvement or repair to the Subleased Premises, including the installation of signage, which must be separately obtained from Landlord by Tenant in accordance with Paragraphs 9.2 or 19.2 (as the case may be) of the Lease;

(b) Subtenant may not further sublease the Subleased Premises, allow the Subleased Premises to be used by others or assign, transfer, mortgage, encumber, pledge or hypothecate the Sublease or Subtenant’s interest in the Sublease, in whole or in part, without the prior written consent of Landlord in each instance, which consent may be withheld in accordance with the provisions of the Lease relating to assignment and subleasing of the Lease; this consent is not, and shall not be deemed or construed as, a consent to any future or other sublease, assignment or transfer, or a consent to a sublease term beyond the term of the Lease, or a renewal or extension of the Lease or the Sublease;

(c) such consent shall not be deemed or construed to be an assignment or partial assignment of the Lease, or, except to the extent expressly provided by this Agreement, if at all, to create any privity of contract between Landlord and Subtenant with respect to the Lease;

(d) such consent shall not be deemed or construed to modify, amend, waive or affect any term, condition or other provision of the Lease, waive any breach of the Lease or any of the rights or remedies of Landlord, enlarge or increase Landlord’s obligations or Tenant’s rights under the Lease, grant to Subtenant rights that are greater than those granted to Tenant under the Lease, or waive or affect Tenant’s obligations under the Lease, which shall continue to apply to the Premises and the occupants of the Premises as if the Sublease had not been made, with the Sublease remaining in all respects subject and subordinate to the Lease, as the same may be amended; if any conflict exists between the Lease or this Agreement and the Sublease (except, as to Subtenant, as expressly set forth in the Sublease with respect to the amount of rent or security deposit payable), then the Lease or this Agreement, as applicable, shall control and prevail;

(e) notwithstanding any provision of the Sublease to the contrary, Subtenant shall have no right to enforce any of Tenant’s rights under the Lease directly against Landlord, all of such rights being personal to Tenant;

(f) Tenant and Subtenant shall not amend the Sublease in any respect without the prior written approval of Landlord, and in no event shall any such amendment, whether or not approved by Landlord, affect or modify or be deemed to affect or modify the Lease in any respect;

(g) for the benefit of Landlord, Subtenant agrees that Subtenant will be fully and completely bound by each and every term of the Lease relating to Subtenant’s occupancy and use of the Subleased Premises, and, except as expressly set forth in the Sublease with respect to the amount of rent or security deposit payable, Subtenant expressly assumes and agrees to perform and comply with every obligation of Tenant under the Lease as to the Subleased Premises, as if Subtenant was the tenant under the Lease with respect to the Subleased Premises, including, without limitation, Tenant’s obligation to indemnify Landlord in accordance with Paragraph 11.1 of the Lease and deliver financial statements in accordance with Paragraph 18.2 of the Lease; Subtenant acknowledges that Subtenant has examined and is familiar with all of the provisions of the Lease;

(h) Tenant shall be liable to Landlord for any default under the Lease, whether such default is caused by either or both Tenant and Subtenant or anyone claiming by, through or under either Tenant or Subtenant; subject to the notice and cure provisions given to Tenant and set forth in Paragraph 16.1 of the Lease, Landlord may proceed directly against Tenant without first exhausting Landlord’s remedies against Subtenant, Landlord may proceed directly against Subtenant without first exhausting Landlord’s remedies against Tenant, or Landlord may proceed directly against Tenant and Subtenant simultaneously; therefore, such consent shall not be deemed to restrict or diminish any right that Landlord may have against Tenant or Subtenant pursuant to the Lease, or at law or in equity for violation of the Lease or otherwise, including, without limitation, the right to enjoin or otherwise restrain any violation of the Lease by Subtenant, and Landlord may at any time enforce the Lease against either or both Tenant and Subtenant; any breach of the Lease by either Tenant or Subtenant will entitle Landlord to avail itself of any remedy set forth in the Lease in the event of such breach, as well as any other remedy available at law to Landlord;

(i) notwithstanding anything to the contrary contained in this Agreement, Landlord shall not be liable at any time for any cost or obligation of any kind arising in connection with the Sublease, including, without limitation, any failure of Tenant or Subtenant to perform any of their respective obligations under the Sublease, brokerage commissions or other charges or expenses, improvements to the Subleased Premises, or security required to be given by Subtenant under the Sublease; Tenant and Subtenant jointly and severally agree to indemnify, protect, defend and hold harmless Landlord from all claims, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) that Landlord may incur as a result of any claim to pay any person any commission, finder’s fee or other charge in connection with the Sublease;

(j) to the extent that any provisions of the Sublease are contrary to the provisions of the Lease, such Sublease provisions are deemed revoked as to Landlord, and Tenant and Subtenant shall fully perform all provisions of the Lease; without limiting the generality of the foregoing, and notwithstanding anything to the contrary contained in the Sublease: (i) nothing in the Sublease shall expand the liability or obligations of Landlord, whether to Tenant, Subtenant or any other party, and Landlord withholds consent to anything in the Sublease that does expand or purports to expand the liability or obligations of Landlord; and (ii) Subtenant shall have no right to expand or relocate the Subleased Premises beyond the Premises, to extend or renew the term of the Sublease beyond the initial term of the Lease or to exercise any option to terminate, right of first offer or right of first refusal, regardless of whether Tenant may have any such right under the Lease, and Subtenant shall have no right to exercise Tenant’s rights thereunder; Subtenant’s sole remedy for any alleged or actual breach of its rights in connection with the Subleased Premises shall be solely and exclusively against Tenant; and

(k) pursuant and subject to Paragraph 10.3 of the Lease, concurrently with the execution and delivery of this Agreement, Tenant shall pay to Landlord all of Landlord’s reasonable and customary attorneys’ fees and costs incurred in connection with the Sublease and this Agreement.

2.2. Representations and Warranties. As an inducement for Landlord to give the foregoing consent, Tenant represents and warrants to Landlord that:

(a) the Lease was duly authorized, executed and delivered by Tenant, is in full force and effect, and constitutes the legal, valid and binding obligation of Tenant, enforceable in accordance with its terms;

(b) any improvements to be constructed on the Premises by Landlord have been completed and accepted by Tenant (subject to any “punch list” items to be completed by Landlord under the Lease and to any items warranted by Landlord under the Lease), and any tenant improvement allowance due to Tenant has been paid to Tenant in full;

(c) Tenant unconditionally accepts the Premises in their current “as is” condition and does not have any claim against Landlord for any defect, limitation or deficiency in the Premises (subject to any “punch list” items to be completed by Landlord under the Lease and to any items warranted by Landlord under the Lease), or any defenses against the enforcement of the Lease;

(d) to Tenant’s knowledge, neither Landlord nor Tenant is in default in any manner in the performance of any of their respective obligations under the Lease, and no circumstance exists which, with the passage of time or the giving of notice or both, would constitute such a default; and

(e) except for the Sublease, Tenant has not assigned the Lease or subleased or otherwise transferred or encumbered its interest under the Lease.

3. Payments under Sublease.

3.1. Payment to Landlord. As additional consideration for Landlord’s consent to the Sublease, Tenant irrevocably, absolutely and unconditionally conveys, transfers and assigns to Landlord all rent and other amounts due to Tenant under the terms of the Sublease, together with the right, power and authority to collect such rent and other amounts, subject to Paragraph 10.3 of the Lease. Therefore, notwithstanding any Sublease provision to the contrary, Subtenant covenants to pay directly to Landlord without abatement, deduction, offset, prior notice or demand by Landlord all rent and other amounts payable to Tenant under the Sublease in lawful money of the United States at the address set forth above for Landlord or at such other place as Landlord may designate to Subtenant in writing, on or before the date due. To the extent of all rent and other amounts actually paid by Subtenant and received by Landlord, Tenant shall receive credit under the Lease against current amounts then payable by Tenant to Landlord under the Lease, and Subtenant shall receive credit under the Sublease for those amounts; provided, however, that the receipt by Landlord of any rent or other amounts from Subtenant shall not be deemed or construed as releasing Tenant from Tenant’s obligations under the Lease (except to the extent of such amounts actually received by Landlord) or the acceptance of Subtenant as a direct tenant; provided further, however, that if the rent actually received by Landlord from Subtenant under the Sublease exceeds the rent payable by Tenant under the Lease, Landlord shall promptly remit fifty percent (50%) of such excess to Tenant in accordance with and subject to Paragraph 10.3 of the Lease (meaning that such excess shall be calculated after reimbursing Tenant for reasonable advertising expenses, brokerage commissions, tenant improvement costs and attorneys’ fees actually incurred by Tenant and payable to non-affiliated third parties in connection with such assignment or subleasing, all of which must be amortized over the applicable assignment or sublease term). Landlord shall give Tenant prompt written notice if Subtenant fails to pay any monthly rent to Landlord when due under this Agreement, and no late charge or default interest shall be payable by Tenant on such monthly rent payable by Subtenant in such event if Tenant cures such failure within three (3) business days after the receipt of such notice from Landlord.

3.2. Consideration. Tenant and Subtenant each represent and warrant to, and covenant with, Landlord that the rent expressly set forth in the Sublease (which shall be paid to Landlord in accordance with Paragraph 3.1 of this Agreement) is the only rent or other consideration paid or to be paid by Subtenant to Tenant in connection with the Sublease or the Subleased Premises, and that no other rent or consideration has been paid or is to be paid by Subtenant to Tenant, including, without limitation, any money, property, services or anything else of value (including, without limitation, the payment of costs, cancellation of indebtedness, discounts, rebates or any other items). Landlord may, at its expense, following at least five (5) business days’ written notice to Tenant, audit and review Tenant’s records and accounts relating to the Sublease and the Subleased Premises at any time or from time to time during normal business hours. If such audit and review reveals that Tenant has paid to Landlord less than the amount owed pursuant to Paragraph 10.3 of the Lease, then Tenant shall pay on demand the reasonable cost of such audit and review and any additional rent or other sums owed to Landlord hereunder.

4. Termination of Sublease. If at any time prior to the expiration or sooner termination of the Sublease:

(a) the Lease expires or terminates for any reason, including, without limitation, as a result of a Tenant default, a rejection of the Lease in Tenant bankruptcy proceedings, a voluntary termination agreed to by Landlord and Tenant, or the expiration of the term of the Lease; or

(b) Tenant’s right to possession terminates by surrender, as a result of an unlawful detainer proceeding, or by any other cause, without termination of the Lease,

then the Sublease shall automatically and simultaneously terminate as a matter of law, and Subtenant shall vacate the Subleased Premises on or before the effective date of such expiration, termination or surrender, subject to the provisions of Paragraph 5 of this Agreement. If Subtenant fails to vacate the Subleased Premises in a timely manner, Landlord shall be entitled to all of the rights and remedies available to a landlord against a tenant wrongfully holding over after expiration of the term of a lease without Landlord’s prior written consent, including, without limitation, the rights and remedies available to Landlord under Paragraph 17.2 of the Lease (including, without limitation, those provisions relating to increased rent). Landlord shall not be liable to Tenant or Subtenant for any claim or damage because of the termination.

5. Discretionary Continuance of Sublease.

5.1. Right to Continue. Notwithstanding anything to the contrary contained in Paragraph 4 of this Agreement, if at any time prior to the expiration or sooner termination of the Sublease:

(a) the Lease expires or terminates for any reason (other than a termination under the provisions of the Lease relating to damage, destruction or condemnation), including, without limitation, as a result of a Tenant default, a rejection of the Lease in Tenant bankruptcy proceedings, a voluntary termination agreed to by Landlord and Tenant, or the expiration of the term of the Lease; or

(b) Tenant’s right to possession terminates by surrender, as a result of an unlawful detainer proceeding, or by any other cause, without termination of the Lease,

then Landlord may, at its sole option (which may be exercised in Landlord’s sole and absolute discretion and without any obligation to do so), on written notice delivered to Subtenant not more than thirty (30) days after the effective date of such expiration, termination or surrender, and without any additional or further agreement of any kind by Subtenant (such notice being self-operative without the execution of any further instrument), elect to continue the Sublease without interruption with the same effect as if Landlord, as landlord, and Subtenant, as tenant, had entered into a lease as of the end of the Lease containing the same provisions as those contained in the Sublease for a term equal to the unexpired term of the Sublease, subject, however, to the right of Landlord, in its sole discretion, to terminate the Sublease thereafter on not less than thirty (30) days’ advance written notice given by Landlord to Subtenant. That is, even if Landlord elects to continue the Sublease pursuant to this Paragraph 5, Landlord may nevertheless at any time thereafter, on at least thirty (30) days’ written notice to Subtenant, terminate the Sublease, in which case the Sublease and all right, title and interest of Subtenant under the Sublease shall terminate, and Subtenant shall vacate the Subleased Premises in accordance with the Sublease and the Lease, as of the effective date of such termination.

5.2. Conditions on Continuance. If Landlord elects to continue the Sublease:

(a) Subtenant shall attorn to Landlord as tenant, and Landlord shall accept such attornment, subject, however, to the foregoing right of Landlord thereafter to terminate the Sublease, and Subtenant shall, within ten (10) days after the request of Landlord, confirm such attornment in writing;

(b) Landlord shall thereafter stand in the place and stead of Tenant under the Sublease, and all rent and other sums payable to Tenant under the Sublease, and all other obligations to be performed by Subtenant under the Sublease, shall continue to be paid and performed when due by Subtenant to Landlord; provided, however, that in no event will Landlord:

(i) be liable for any act, omission or default of Tenant under the Sublease;

(ii) be subject to any claims, offsets or defenses that Subtenant had or might have against Tenant;

(iii) be obligated to cure any default of Tenant that occurred prior to the time that Landlord succeeded to the interest of Tenant under the Sublease, to perform any obligation under the Sublease to have been paid or performed by Tenant prior to the giving of such notice, or for any construction, improvement or repair that is not the obligation of Landlord under the Lease;

(iv) be bound by any payment of rent or other payment made by Subtenant to Tenant in advance of any periods reserved for that payment in the Sublease;

(v) be bound by any modification or amendment of the Sublease made without the written consent of Landlord; or

(vi) be liable for the return of any security deposit not actually received by Landlord;

(c) neither Landlord’s election under this Paragraph 5 nor its acceptance of any rent from Subtenant will be deemed a waiver by Landlord of any provisions of the Lease or this Agreement; and

(d) Landlord shall have the same remedies against Subtenant for the nonperformance of any agreement contained in the Sublease, for the recovery of rent, for the commission of any waste, and for any other default that Tenant had or would have had if the Lease had not ended.

6. Services. Landlord may furnish services to the Subleased Premises requested by Subtenant other than or in addition to those to be provided under the Lease, and bill Subtenant directly for such services for the convenience of, and without notice to, Tenant. Subtenant shall pay to Landlord all amounts that may become due for such services on the due dates therefor. If a separate submeter is installed to measure any utility furnished to the Subleased Premises, then payment for the utility so furnished will be made by Subtenant directly to Landlord as and when billed, and the furnishing of such utility will be in accordance with and subject to all of the applicable provisions of the Lease. Tenant shall not be liable for any bills rendered by Landlord for charges incurred by or imposed on Subtenant for services rendered and materials supplied to the Subleased Premises pursuant to this Paragraph 6.

7. Insurance. Subtenant shall, with respect to Subtenant and the Subleased Premises, carry the insurance policies required to be carried by Tenant pursuant to Paragraph 12 of the Lease and shall deliver evidence of such policies to Landlord prior to occupancy of the Subleased Premises by Subtenant. The insurance shall name Landlord as an additional insured or as a loss payee, as applicable, and provide that the policy will not be subject to cancellation or change except after at least thirty (30) days’ prior written notice to Landlord and Tenant.

8. No Modifications to Sublease. Neither Subtenant nor its successors or assigns shall enter into any agreement that modifies, surrenders or merges the Sublease without the prior written consent of Landlord. Any agreement made in contravention of the immediately preceding sentence shall not affect or be binding on Landlord.

9. Sale of Subleased Premises. The term “Landlord” as used in this Agreement means only the owner of the Subleased Premises during the term of such owner’s ownership, so that in the event of any sale or other transfer of Landlord’s interest in the Subleased Premises, Landlord will be relieved of all covenants and obligations of Landlord thereafter arising under this Agreement. The provisions of this Agreement, however, shall bind any subsequent owner of the Subleased Premises.

10. Estoppel Certificate. Subtenant shall, within ten (10) days after Landlord’s request, execute and deliver to Landlord an estoppel certificate in favor of Landlord and such other persons as Landlord shall reasonably request setting forth the following: (a) a ratification of the Sublease; (b) the commencement date and expiration date of the Sublease; (c) that the Sublease is in full force and effect and has not been assigned, modified, supplemented or amended (except by such writing as shall be stated); (d) that all conditions under the Sublease to be performed by Tenant have been satisfied or, in the alternative, those claimed by Subtenant to be unsatisfied; (e) that no defenses or offsets exist against the enforcement of the Sublease or, in the alternative, those claimed by Subtenant to exist; (f) the amount of advance rent, if any (or none if such is the case), paid by Subtenant; (g) the date to which rent has been paid; (h) the amount of any security deposit under the Sublease; and (i) such other information regarding the status of the Sublease as Landlord may reasonably request.

11. Notices. Any notice or demand to be given by one Party to another under this Agreement shall be given in writing by personal service, telecopy (provided that a hard copy of any such notice has been dispatched by one of the other means for giving notice within twenty-four (24) hours after telecopying), express mail, Federal Express or any other similar form of courier or delivery service, or mailing in the United States mail, postage prepaid, certified and return receipt requested, and addressed to such Party as set forth at the outset of this Agreement. Any Party may change the address at which such Party desires to receive notice on written notice of such change to the other Party. Any such notice shall be deemed to have been given, and shall be effective, on delivery to the notice address then applicable for the Party to which the notice is directed; provided, however, that refusal to accept delivery of a notice or the inability to deliver a notice because of an address change that was not properly communicated shall not defeat or delay the giving of a notice. Notwithstanding any provision of the Sublease to the contrary, Landlord shall have no obligation to deliver to Subtenant any notice or copy of any notice given under the Lease, and no obligation to accept, consider or respond to any request, inquiry, demand or other communication from Subtenant, whether of a type described in the Lease, the Sublease or otherwise, except as expressly set forth in this Agreement. Tenant and Subtenant shall each, concurrently with the mailing of any default notice to the other under the Sublease, provide a copy of such notice to Landlord in accordance with this Paragraph.

12. Attorneys’ Fees. If any Party brings suit to enforce or interpret this Agreement, the prevailing Party shall be entitled to recover from the other Party or Parties the prevailing Party’s reasonable attorneys’ fees and costs incurred in any such action or in any appeal from such action, in addition to the other relief to which the prevailing Party is entitled.

13. Miscellaneous. This Agreement shall inure to the benefit of, and be binding on, the Parties and their respective successors and assigns, subject to the other provisions of this Agreement. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws (excluding the choice of laws rules) of the state of Utah. This Agreement may be executed in any number of duplicate originals or counterparts, each of which when so executed shall constitute in the aggregate but one and the same document. Each individual executing this Agreement represents and warrants that such individual has been duly authorized to execute and deliver this Agreement in the capacity and for the entity set forth where such individual signs. A modification of, or amendment to, any provision contained in this Agreement shall be effective only if the modification or amendment is in writing and signed by all of the Parties. Any oral representation or modification concerning this Agreement shall be of no force or effect. Each exhibit referred to in, and attached to, this Agreement is an integral part of this Agreement and is incorporated in this Agreement by this reference.

THE PARTIES have executed this Agreement on the respective dates set forth below, to be effective as of the date first set forth above.

LANDLORD:

THANKSGIVING PARK FIVE, LLC, a Utah limited liability company

By
Nathan W. Ricks
Manager

Date

Sublease Consent Agreement

Signatures-1

TENANT:

By

Print or Type Name of Signatory:

Its

Date

Sublease Consent Agreement

Signatures-2

SUBTENANT:

By

Print or Type Name of Signatory:

Its

Date

Sublease Consent Agreement

Signatures-3

CONSENT AND CONFIRMATION OF SUBLEASE GUARANTOR

THE UNDERSIGNED, the guarantor of the Sublease (the “Sublease”) identified in the foregoing Sublease Consent Agreement (the “Agreement”), (i) consents and agrees to the Agreement, (ii) agrees that the undersigned’s guaranty of the Sublease is in full force and effect and will continue to apply to the Sublease, as the Sublease may be amended after the date of this instrument, or as the Sublease may be enforced by Landlord (as defined in the Agreement), (iii) agrees that the undersigned has no defenses to the enforcement of such guaranty, which is and shall continue to be enforceable in accordance with its terms, and (iv) agrees that such guaranty shall by fully enforceable by Landlord with respect to any obligation of Subtenant (as defined in the Agreement) running in favor of Landlord.

DATED:                    .

, individually

Date

Sublease Consent Agreement

Signatures-4

EXHIBIT A

to

SUBLEASE CONSENT AGREEMENT

LEASE

(See attached)

Sublease Consent Agreement

Exhibit A-1

EXHIBIT B

to

SUBLEASE CONSENT AGREEMENT

SUBLEASE

(See attached)

Sublease Consent Agreement

Exhibit B-1

EXHIBIT C

to

SUBLEASE CONSENT AGREEMENT

SUBLEASED PREMISES

(See attached)

Sublease Consent Agreement

Exhibit C-1

EXHIBIT D

to

LEASE

CROWN SIGNAGE LOCATION

(See attached)

Exhibit D-1